Exhibit 10.24

      CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN
          OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
          COMMISSION (THE "SEC") PURSUANT TO A REQUEST FOR CONFIDENTIAL
                 TREATMENT WITH RESPECT TO THE OMITTED PORTIONS.
                     OMITTED PORTIONS ARE INDICATED BY [***]

                         RESEARCH AND LICENSE AGREEMENT

      This Agreement ("AGREEMENT") is made and entered into August 8, 2006 (the "EFFECTIVE DATE") by and between Nektar Therapeutics AL, Corporation, having its principal place of business at 490 Discovery Drive, Huntsville, AL 35806 ("NEKTAR AL"); and PharmAthene, Inc. having its principal place of business at 175 Admiral Cochrane Drive, Suite 101, Annapolis, MD 21401 ("COMPANY"). NEKTAR AL and COMPANY may be referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

WHEREAS, COMPANY is in the business of developing, making, marketing and selling pharmaceutical products for the treatment of diseases;

WHEREAS, NEKTAR AL has proprietary technology useful for attaching poly(ethylene) glycol-based molecules to pharmaceutical compounds;

WHEREAS, COMPANY desires to obtain a license under certain of NEKTAR AL's intellectual property rights and proprietary technology to make, have made, use, sell, offer for sale and import the SELECTED PRODUCT (as defined herein) throughout the world, under the terms and conditions specified herein;

WHEREAS, NEKTAR AL is also engaged in the business of performing research in relation to REAGENTS and CONJUGATES (as defined herein) and manufacturing bulk quantities of REAGENTS used in the manufacture of pharmaceutical products;

WHEREAS, COMPANY desires NEKTAR AL to perform research in relation to REAGENTS and CONJUGATES, and NEKTAR AL agrees to undertake such research, all in accordance with and subject to the terms and conditions specified below; and


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NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this AGREEMENT, the PARTIES agree as follows:

                                    AGREEMENT

1. Definitions

1.1 "AFFILIATE" means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with, such person or entity. For purposes of this definition only, "control," "controlled by" and "under common control with" shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

1.2 "BIODEFENSE SALES" means sales of SELECTED PRODUCT for the purpose of the treatment or prophylaxis of organophosphate poisoning by a nerve agent (i) to a government or agency thereof and/or (ii) to non-government entities that are required by a government or agency thereof to purchase SELECTED PRODUCT provided that the price paid by such non-government entities does not exceed ([***]%) (net of all discounts) of the price paid by the federal government in the country where such sale occurs.

1.3 "BLA" means a Biologics License Application filed with the FDA or any foreign equivalent filed with the regulatory authorities in a country or territory to obtain MARKETING AUTHORIZATION for SELECTED PRODUCT in such country or territory.

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1.4 "CLAIMS" has the meaning set forth in Section 10.1.1.

1.5 "COMBINATION PRODUCT" means a product that contains one or more clinically active components that are not SELECTED PRODUCT in addition to the SELECTED PRODUCT.

1.6 "COMMERCIAL SALES" has the meaning set forth in Section 2.8.2.

1.7 "COMMERCIALLY REASONABLE EFFORTS" means, with respect to the research, development or commercialization of the SELECTED PRODUCT under this AGREEMENT, as the case may be, the efforts and resources typically used by pharmaceutical companies for an internally-developed product of similar commercial potential at a similar stage in its development or commercialization lifecycle, without regard to the particular circumstances of a PARTY, including any other product opportunities of such PARTY.

1.8 "COMPANY CORE TECHNOLOGY" means: (i) the composition of the THERAPEUTIC AGENT; (ii) methods of using the THERAPEUTIC AGENT; and/or (iii) methods of making the THERAPEUTIC AGENT but, in each case, specifically excluding PEGYLATION of any REAGENT (including SELECTED REAGENT) to or with the THERAPEUTIC AGENT.

1.9 "COMPANY CORE TECHNOLOGY INVENTIONS" has the meaning set forth in Section 11.5.

1.10 "COMPANY INDEMNITEE" has the meaning set forth in Section 10.1.1.

1.11 "COMPANY KNOW-HOW" means all KNOW-HOW CONTROLLED by COMPANY that is necessary or useful for NEKTAR AL in connection with NEKTAR AL's performance of its obligations under this AGREEMENT. COMPANY PATENT RIGHTS are excluded from the definition of COMPANY KNOW-HOW.


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

1.12 "COMPANY PATENT RIGHTS" means all PATENTS and PATENT APPLICATIONS CONTROLLED by COMPANY that are necessary for NEKTAR AL in connection with NEKTAR AL's performance of its obligations under this AGREEMENT.

1.13 "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 7.1.

1.14 "CONJUGATE" has the meaning set forth in Section 3.3.

1.15 "CONTROL(LED)" means the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any THIRD PARTY.

1.16 "DISCLOSING PARTY" means the PARTY disclosing CONFIDENTIAL INFORMATION to the other PARTY hereunder.

1.17 "DOLLAR(S)" means United States dollars.

1.18 "EMEA" means the European Medicines Agency, and any successor agency thereto, having the administrative authority to regulate the marketing of human pharmaceutical products, biological therapeutic products and delivery systems in the European Union.

1.19 "FDA" means the United States Food and Drug Administration, or any successor entity that may be established hereafter which has substantially the same authority or responsibility currently vested in the United States Food and Drug Administration.

1.20 "FIELD" means the treatment, prevention or diagnosis of human diseases, disorders or conditions (other than Hemophilia A).

1.21 "FIRST COMMERCIAL SALE" means, with respect to SELECTED PRODUCT, the first sale by COMPANY or its SUBLICENSEE to a THIRD PARTY following receipt of MARKETING AUTHORIZATION in the country of sale; provided, however, that SELECTED PRODUCT shipped by COMPANY or its SUBLICENSEE to a THIRD PARTY prior to receipt of MARKETING AUTHORIZATION therefor in a particular country where such SELECTED PRODUCT is intended for sale, shall be deemed for the purposes hereof a FIRST COMMERCIAL SALE to the extent such SELECTED PRODUCT is sold to a THIRD PARTY for sale in that country after such MARKETING AUTHORIZATION is obtained.


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1.22 "INQUIRIES" has the meaning set forth in Section 8.3.

1.23 "INVENTIONS" means any and all ideas, concepts, methods, procedures, processes, improvements, inventions and discoveries, whether or not patentable, that are conceived or made after the EFFECTIVE DATE during and in the course of the performance of activities conducted under this AGREEMENT including the development or manufacture of SELECTED PRODUCT.

1.24 "JOINT INVENTION" has the meaning set forth in Section 11.3.

1.25 "JOINT PATENT APPLICATIONS" has the meaning set forth in Section 11.7.

1.26 "KNOW-HOW" means all technical, scientific and other know-how, data, materials, information, trade secrets, ideas, formulae, inventions, discoveries, processes, machines, manufactures, compositions of matter, improvements, protocols, techniques, works of authorship, and results of experimentation and testing (whether or not patentable) in written, electronic, oral or any other form.

1.27 "LAW(S)" means any local, state or federal rule, regulation, statute or law in the United States or any foreign country relevant to the activities undertaken pursuant to this AGREEMENT or applicable to either of the PARTIES with respect to any matters set forth herein.

1.28 "MANAGING COMMITTEE" means the committee described in Section 14.1.

1.29 "MARKETING AUTHORIZATION" means the requisite governmental approval for the marketing and sale of SELECTED PRODUCT in a given country.

1.30 "MSA" has the meaning set forth in Section 4.9.


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1.31 "NEKTAR AL CORE TECHNOLOGY" means: (i) the composition of REAGENTS
(including SELECTED REAGENT); (ii) methods of using REAGENTS (including SELECTED REAGENT) by themselves or in combination; (iii) methods of making, processing, analyzing or characterizing REAGENTS (including SELECTED REAGENT) or products (including SELECTED PRODUCT) incorporating REAGENT by means of covalent chemical bonding; (iv) methods of attaching one or more REAGENTS (including SELECTED REAGENT) to or associating one or more REAGENTS (including SELECTED REAGENT) with or to any therapeutic agent (including the THERAPEUTIC AGENT); (v) methods of directing or determining the point of attachment of one or more REAGENTS (including SELECTED REAGENT) to or associating one or more REAGENTS (including SELECTED REAGENT) with any therapeutic agent (including the THERAPEUTIC AGENT);
(vi) the chemical structure of product (including the chemical structure of SELECTED PRODUCT) obtained by attaching or associating one or more REAGENTS (including by PEGYLATION and including SELECTED REAGENT) to or with any therapeutic agent (including the THERAPEUTIC AGENT) but for the avoidance of doubt, excluding the chemical structure and composition of THERAPEUTIC AGENT; and (vii) methods of making, formulating, combining, processing, using, analyzing or characterizing two (2) or more REAGENTS (including SELECTED REAGENT) in combination.

1.32 "NEKTAR AL CORE TECHNOLOGY INVENTIONS" has the meaning set forth in Section 11.4.

1.33 "NEKTAR AL INDEMNITEE" has the meaning set forth in Section 10.1.2.

1.34 "NEKTAR AL KNOW-HOW" means all KNOW-HOW that

      (a) is owned in whole or in part by NEKTAR AL, or licensed to NEKTAR AL as of the EFFECTIVE DATE; or

      (b) that becomes owned in whole or in part by NEKTAR AL during the TERM;
or


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

      (c) that is licensed to NEKTAR AL during the TERM with the right to grant a sublicense;

in each case that is necessary or useful for COMPANY to develop, make, have made, use, sell, offer for sale or import SELECTED PRODUCT pursuant to the license granted under Sections 2.1 and 3.2 of this AGREEMENT, but excluding KNOW-HOW for manufacture of SELECTED REAGENT and/or methods for delivery of SELECTED PRODUCT to a patient by a means other than injection.

1.35 "NEKTAR AL LICENSED TECHNOLOGY" means, collectively, the NEKTAR AL PATENT RIGHTS and NEKTAR AL KNOW-HOW.

1.36 "NEKTAR AL MATERIALS" has the meaning set forth in Section 3.3.

1.37 "NEKTAR AL PATENT RIGHTS" means all PATENTS and PATENT APPLICATIONS (a) that are owned in whole or in part by NEKTAR AL, or licensed to NEKTAR AL, as of the EFFECTIVE DATE, (b) that become owned in whole or in part by NEKTAR AL at any time during the TERM, or (c) that are licensed to NEKTAR AL after the EFFECTIVE DATE, with the right to grant a sublicense, in each of the foregoing cases ((a), (b) and (c)), to the extent that such PATENTS or PATENT APPLICATIONS are infringed (in the case of a pending patent application, would be infringed if granted) by making, having made, using, selling, offering to sell or importing SELECTED PRODUCT and/or the SELECTED REAGENT in accordance with the terms of the license granted under Section 2.1 or Section 3.2 of this AGREEMENT.

1.38 "NET SALES" means the amount invoiced (or in the absence of an invoice, received) by COMPANY, its AFFILIATES or SUBLICENSEES for the sale to THIRD PARTIES (including without limitation, distributors) of SELECTED PRODUCT less the following, to the extent included in the amount invoiced:

            (i) trade, quantity and/or cash discounts, allowances or rebates, including promotional or similar discounts or rebates and discounts or rebates to governmental or managed care organizations, in each case to the extent reasonable and customary;


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            (ii) credits or allowances with respect to SELECTED PRODUCT by reason of rejection, defects, recalls or returns, or chargebacks;

            (iii) an allowance for bad debt not to exceed ([***] percent ([***]%)) of NET SALES, provided such amounts are included in NET SALES if and when subsequently collected;

            (iv) any tax, tariff, duty or government charge (including any sales, value added, excise or similar tax or government charge, but excluding any income tax) levied on the sale, transportation or delivery of any SELECTED PRODUCT; and

            (v) any charges for freight, postage, shipping or transportation, or for insurance (if charged to the purchaser).

      NET SALES shall be deemed to accrue upon the date of the invoice for SELECTED PRODUCT. In addition, NET SALES by COMPANY hereunder are subject to the following:

            (a) In the case of pharmacy incentive programs, hospital performance incentive program charge backs, disease management programs, similar programs or discounts on "bundles" of products, all discounts and the like shall be allocated among products on the basis on which such discounts and the like were accrued, or if such basis cannot be determined, proportionately to the list prices of such products; and

            (b) In the case of any sale or other disposal of SELECTED PRODUCT by COMPANY to an AFFILIATE, for resale, the NET SALES shall be calculated as above on the value charged or invoiced on the first arm's length sale to a THIRD PARTY.

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      If the SELECTED PRODUCT is sold as part of a COMBINATION PRODUCT, then the
NET SALES from the COMBINATION PRODUCT, for the purposes of determining royalty payments, shall be determined by multiplying the NET SALES of the COMBINATION PRODUCT (as determined using the standard NET SALES definition), during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average unit net sales price of the SELECTED PRODUCT in the applicable country, where net sales is calculated in the same manner as NET SALES, when sold separately in finished form and B is the average unit net sales price in the same country (net sales being calculated in the same manner as NET SALES) of products that include only the therapeutically active ingredient other than the SELECTED PRODUCT that is included in the COMBINATION PRODUCT ("OTHER PRODUCTS") when such OTHER PRODUCTS are sold separately in finished form at the same dosage levels, in each case during the applicable royalty reporting period or, if sales of both the SELECTED PRODUCT, and the OTHER PRODUCT(S) did not occur in the same country in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average unit sale price cannot be determined for both the SELECTED PRODUCT and all such OTHER PRODUCT(S) included in the COMBINATION PRODUCT, NET SALES for the purposes of determining royalty payments shall be calculated by multiplying the NET SALES of the COMBINATION PRODUCT by the fraction of C/C+D where C is the fair market value of the SELECTED PRODUCT, and D is the fair market value of all OTHER PRODUCTS included in the COMBINATION PRODUCT, as agreed by the PARTIES as follows:
COMPANY shall initially make a reasonable determination of such fair market values for purposes of its royalty reporting and payments and shall advise
NEKTAR AL of its basis for such determination. NEKTAR AL shall have the right to review such COMPANY determination and supporting data with respect to fair market value, and to notify COMPANY if it disagrees with such determination. If NEKTAR AL does not agree with such determination and if the PARTIES are unable to agree in good faith as to such respective fair market values, then the determination of fair market value shall be determined by an independent THIRD PARTY.


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      NET SALES will be determined in accordance with GAAP consistently applied.

1.39 "NON-DISCLOSURE AGREEMENT" means that agreement entered into between the PARTIES on July 15, 2005 providing for confidential treatment of the PARTIES' information.

1.40 "PATENT" means: (i) any letters patent and utility models including any extension, substitution, registration, confirmation, reissue, supplemental protection certificate, re-examination or renewal thereof; and (ii) to the extent valid and enforceable rights are granted by a governmental authority thereunder, a PATENT APPLICATION (and in each case any foreign counterpart thereto).

1.41 "PATENT APPLICATION" means an application for letters patent, including a provisional application, converted provisional application, continuation application, a continued prosecution application, a continuation-in-part application, a divisional application, a re-examination application, and a reissue application (and in each case any foreign counterpart thereto).

1.42 "PEG" means poly(ethylene) glycol or a derivative thereof.

1.43 "PEGYLATION," with correlative meanings "PEGYLATED" or to "PEGYLATE", means covalent chemical bonding of any REAGENT (including SELECTED REAGENT and including covalent chemical bonding through linking groups) with or to another material or materials. Such materials include, without limitation, proteins, peptides, oligonucleotides, other biomolecules, small molecules, therapeutic agents (including THERAPEUTIC AGENT), diagnostic agents, imaging agents and detectable labels. Additional materials that may be PEGYLATED include without limitation, polymers, liposomes, films, chemical separation and purification surfaces, solid supports, metal/metal oxide surfaces and other surfaces such as, by way of example but not limitation, those on implanted devices, and equipment, where a REAGENT is covalently chemically bonded to one or more reactive molecules on the surface of such device or equipment. "PEGYLATION" shall include the synthesis, derivatization, characterization, and modification of PEG for


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such purposes, together with the synthesis, derivatization, characterization, and modification of the raw materials and intermediates for the manufacture of REAGENTS (including SELECTED REAGENT) or products (including SELECTED PRODUCT) incorporating such REAGENT by means of covalent chemical bonding, and all methods of making and using each and all of the foregoing.

1.44 "PHASE I CLINICAL TRIAL" means a study in humans, conducted in accordance with 21 C.F.R. ss. 312.21(a), as amended from time to time or any successor regulation thereto, including, as applicable, the corresponding regulation in jurisdictions other than the United States.

1.45 "PHASE III CLINICAL TRIAL" means a study in humans, conducted in accordance with 21 C.F.R. ss. 312.21(c) as amended from time to time or any successor regulation thereto, including, as applicable, the corresponding regulation in jurisdictions other than the United States.

1.46 "PLAN" means the work plan attached hereto as Schedule I.

1.47 "PURCHASE PRICE" has the meaning set forth in Section 4.5.1.

1.48 "REAGENT" means a PEG derivative used in the manufacture of a pharmaceutical or diagnostic product or medical device.

1.49 "RECIPIENT" means the PARTY receiving CONFIDENTIAL INFORMATION hereunder.

1.50 "RESEARCH COMMITTEE" means the committee described in Section 14.2.

1.51 "RESEARCH PROGRAM" means the PARTIES' respective activities and responsibilities as set forth in the PLAN attached hereto as Schedule I and made a part hereof, and COMPANY's payment obligations in respect thereof.

1.52 "RESPONSIBLE PARTY" has the meaning set forth in Section 11.7.

1.53 "ROYALTY TERM" means, with respect to SELECTED PRODUCT in each country in the world, the period of time commencing on the date of the FIRST COMMERCIAL


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SALE of the first SELECTED PRODUCT in such country and expiring for such a
SELECTED PRODUCT in such country upon the later of: (a) [***] years after such FIRST COMMERCIAL SALE of such SELECTED PRODUCT; and (b) the expiration date of the last VALID CLAIM in such country that is infringed in such country by the manufacture, use, importation, sale or offer to sell SELECTED REAGENT or such SELECTED PRODUCT.

1.54 "SELECTED PRODUCT" means the chemical entity resulting from attachment of the THERAPEUTIC AGENT to the SELECTED REAGENT by means of PEGYLATION, as formulated, packaged and sold in finished form.

1.55 "SELECTED REAGENT" means the REAGENT that is selected by the RESEARCH COMMITTEE pursuant to the RESEARCH PROGRAM to be attached to the THERAPEUTIC AGENT by means of PEGYLATION.

1.56 "SOLE INVENTION" has the meaning set forth in Section 11.3.

1.57 "SPECIFICATIONS" has the meaning set forth in Section 4.7.

1.58 "SUBLICENSEE" means any person or entity, including AFFILIATES, to which COMPANY grants a sublicense (i) to research and/or develop SELECTED PRODUCT, or
(ii) to make, have made, use, sell, have sold and/or import SELECTED PRODUCT.

1.59 "TERRITORY" means the world.

1.60 "TERM" has the meaning set forth in Section 13.1.

1.61 "THERAPEUTIC AGENT" means human recombinant butyrylcholinesterase (BChE) having the amino acid sequence shown in Schedule II or having an amino acid sequence with ([***]%) sequence identity to such human BChE sequence or a fragment of such a BChE and in each case which has activity of human recombinant butyrylcholinesterase (BChE).

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1.62 "THIRD PARTY" means any entity other than NEKTAR AL, COMPANY and their respective AFFILIATES.

1.63 "VALID CLAIM" means either: (a) a claim of an issued and unexpired PATENT covering the manufacture, use, import, sale or offer for sale of SELECTED REAGENT or SELECTED PRODUCT, which PATENT is owned or CONTROLLED by NEKTAR AL or jointly by the PARTIES and has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or
(iv) been abandoned; or (b) a claim filed and kept pending in good faith that is included in a PATENT APPLICATION, provided that such PATENT APPLICATION has not been pending for the longer of [***] years from the EFFECTIVE DATE or for more than [***] years from the earliest priority date to which the PATENT APPLICATION is entitled.

2. Licenses to NEKTAR AL LICENSED TECHNOLOGY and COMPANY Technology

2.1 License to COMPANY. Subject to the terms and conditions of this AGREEMENT and upon selection of the SELECTED REAGENT pursuant to Section 3.4, NEKTAR AL agrees to grant and hereby grants to COMPANY a worldwide, exclusive, royalty-bearing license, with the right to grant sublicenses as provided in
Section 2.2, in the NEKTAR AL LICENSED TECHNOLOGY solely to use SELECTED REAGENT for and to research, develop, make, have made, import, use, offer for sale and sell SELECTED PRODUCT in the FIELD and in the TERRITORY. Except as may be provided in the MSA, no license is granted to make or have made SELECTED REAGENT.

2.2 Terms of Sublicense. Subject to Section 3.4, COMPANY shall have the right to grant sublicenses under the rights and licenses granted to COMPANY under this Agreement subject to the terms of this Agreement; provided, however, COMPANY

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shall neither grant a sublicense to nor exercise COMPANY's rights under Section
2.1 to have made SELECTED PRODUCT by an AFFILIATE or THIRD PARTY in either case when such AFFILIATE or THIRD PARTY, at the time of the proposed grant of a sublicense or exercise of COMPANY's rights under Section 2.1 to have made SELECTED PRODUCT, is engaged in the business of manufacturing REAGENTS or attaching REAGENTS to pharmaceutical or biotechnology products, without NEKTAR AL's prior written consent, provided however that no such consent shall be required with respect to a CMO listed on Schedule III. Notwithstanding the foregoing, NEKTAR AL's prior written consent shall no longer be required after
(i) first dosing in a phase III clinical study of the SELECTED PRODUCT in primate animals for BIODEFENSE SALES or (ii) first dosing in a human in a PHASE III CLINICAL TRIAL of the SELECTED PRODUCT in the FIELD. The sublicense shall be consistent with the terms and conditions of this AGREEMENT. COMPANY's grant of any sublicense shall not relieve COMPANY from any of its obligations (including without limitation financial obligations) or liability under this AGREEMENT. Without limiting the foregoing, COMPANY shall require that each SUBLICENSEE comply with the provisions of Sections 2.4, 2.7, 2.8, 6.1, 6.2, 8.3, 8.4, 9.5,
17.9 and 17.12 and Articles 7, 10, 11, and 12 of this AGREEMENT; provided, however, that to the extent that the U.S. government or agency thereof is a SUBLICENSEE, COMPANY shall not be required to include in a sublicense agreement provisions to comply with Section 2.7.1, and/or Articles 10, 11 or 12 of this AGREEMENT. Notwithstanding the foregoing or anything to the contrary herein, if COMPANY is unwilling or unable to enforce any SUBLICENSEE's (including without limitation the U.S. government or agency thereof) compliance with any of the foregoing Sections or Articles, then NEKTAR AL shall have the right to terminate this AGREEMENT under Section 13.2.

2.3 NEKTAR AL Research Rights and Limitations. Notwithstanding anything to the contrary in this AGREEMENT and without limiting any other retained rights, the license granted under Section 2.1 shall be subject to the retained right of NEKTAR AL and its AFFILIATES: (i) to practice the NEKTAR AL LICENSED TECHNOLOGY for the conduct of research and development of products that it is developing either itself or with others that are not SELECTED PRODUCTS, and in connection


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with the sale of REAGENTS through NEKTAR AL's catalog for research purposes;
(ii) to develop, make, have made, use, sell, offer for sale, import and license products other than SELECTED PRODUCT, including products containing SELECTED REAGENT that are not SELECTED PRODUCTS; and (iii) to practice the NEKTAR AL LICENSED TECHNOLOGY solely to the extent necessary or useful to perform its obligations under this AGREEMENT.

2.4 No Implied Rights or Licenses. Neither PARTY grants to the other PARTY any rights or licenses, including without limitation to any PATENTS, PATENT APPLICATIONS, KNOW -HOW or other intellectual property rights, whether by implication, estoppel or otherwise, except to the extent expressly provided for under this AGREEMENT. Other than as expressly provided for or licensed herein or in the MSA, COMPANY is not authorized or licensed to develop, make, have made, use, sell, offer for sale or import NEKTAR AL MATERIALS or SELECTED REAGENT. Except as expressly permitted by or licensed under this AGREEMENT or the MSA, COMPANY may not copy, distribute, reverse engineer (except for quality control) (by way of example but not limitation, by performing tests such as HPLC, gas chromatography or x-ray crystallography), sell, lease, license or otherwise transfer, modify, adapt or create derivatives of any NEKTAR AL MATERIALS or SELECTED REAGENT.

2.5 License to NEKTAR AL. COMPANY hereby grants to NEKTAR AL a non-exclusive, worldwide, royalty-free license, with the right to grant and authorize the grant of sublicenses under the COMPANY KNOW-HOW owned by the COMPANY and COMPANY PATENT RIGHTS owned by the COMPANY only to the extent useful or necessary for NEKTAR AL to fulfill its obligations under this AGREEMENT.

2.6 Use of Therapeutic Agent. COMPANY hereby acknowledges and agrees that COMPANY has the right to transfer to NEKTAR AL the THERAPEUTIC AGENT that COMPANY will transfer to NEKTAR AL for performing work pursuant to the RESEARCH PROGRAM and that NEKTAR AL has the right to use the THERAPEUTIC AGENT for performing work pursuant to the RESEARCH PROGRAM. NEKTAR AL acknowledges and


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agrees that COMPANY shall retain all right, title and interest in and to such transferred THERAPEUTIC AGENT and that NEKTAR AL will not use or transfer such THERAPEUTIC AGENT to a THIRD PARTY except for use in connection with the RESEARCH PROGRAM.

2.7 Covenants.

      2.7.1 COMPANY covenants and agrees that neither it nor COMPANY's AFFILIATES will use the SELECTED REAGENT or the PEGYLATION process transferred by NEKTAR AL to COMPANY with respect to producing SELECTED PRODUCT or any CONFIDENTIAL INFORMATION of NEKTAR AL provided by NEKTAR AL to COMPANY for any purpose other than for research, development, making, having made, selling, offering for sale and/or importing SELECTED PRODUCT in accordance with the licenses granted under this AGREEMENT. A breach of this covenant that results in material harm to NEKTAR AL shall be a material breach of this AGREEMENT. COMPANY covenants and agrees to cease any non-permitted use and to take all necessary actions to assign to NEKTAR AL any inventions made through use of CONFIDENTIAL INFORMATION of NEKTAR AL outside the scope of the license rights granted hereunder.

      2.7.2 Other than for the purposes of obtaining MARKETING AUTHORIZATION of SELECTED PRODUCT, and except as may be permitted by the MSA COMPANY agrees not to disclose to any foreign government or agency thereof any of the CONFIDENTIAL INFORMATION of NEKTAR AL that is provided to COMPANY pursuant to this AGREEMENT. Except as permitted by the MSA and/or except as permitted pursuant to NEKTAR AL's prior written consent, COMPANY shall not enter into an agreement with a foreign government or agency thereof that requires NEKTAR AL to disclose to a foreign government or agency thereof CONFIDENTIAL INFORMATION with respect to SELECTED REAGENT.

2.8 Diligence.

      2.8.1 COMPANY shall use COMMERCIALLY REASONABLE EFFORTS (a) to perform any other activities or undertakings assigned to it under the PLAN in accordance with this AGREEMENT, (b) to develop and obtain BLA approval for SELECTED PRODUCT for BIODEFENSE SALES in accordance with the outline of Schedule IV, and (c) to market, promote, distribute and sell SELECTED PRODUCT for BIODEFENSE SALES in each country in the TERRITORY within [***] months after receiving the approval of the BLA for such SELECTED PRODUCT in such country. The remedy for the failure to meet such obligation will be handled according to Section 13.2; except that with respect to Section 2.8.1 (c), such remedy shall apply only to the applicable country; however, if the failure is primarily due to a suspension of government funding of development of SELECTED PRODUCT or the government or government agency causing a delay or suspension of such development work, and in each case provided that COMPANY has not caused such suspension or delay (a "GOVERNMENT DELAY"), there shall be no breach and the obligation shall be suspended until the GOVERNMENT DELAY is terminated unless the GOVERNMENT DELAY exceeds [***] consecutive months, in which case NEKTAR AL, by written notice to COMPANY, may convert the exclusive license granted under this AGREEMENT with respect to BIODEFENSE SALES to a non-exclusive license with respect to BIODEFENSE SALES. In addition to (and without limiting) the foregoing general diligence obligation, COMPANY shall meet the following objectives by the following dates (each, a "DEVELOPMENT DATE"):

      First dosing of the first patient in a PHASE I CLINICAL TRIAL with respect to SELECTED PRODUCT for BIODEFENSE SALES by [***]; and

      Submission of the first BLA for SELECTED PRODUCT with respect to SELECTED PRODUCT for BIODEFENSE SALES by [***].

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

In the event that COMPANY has not successfully achieved a DEVELOPMENT DATE, NEKTAR AL may terminate this AGREEMENT in accordance with Section 13.2, except in the case of a GOVERNMENTAL DELAY, in which case the applicable DEVELOPMENT DATES shall be extended by the aggregate period of GOVERNMENT DELAY. Without limiting the foregoing, if COMPANY's inability to achieve a DEVELOPMENT DATE is due to (a) an event of Force Majeure, or (b) any material breach of this AGREEMENT by NEKTAR AL, or (c) any regulatory delays, in each case that materially and adversely affects COMPANY's ability to meet the relevant deadline, then the applicable DEVELOPMENT DATE shall be extended by a period of time equivalent to the length of such delay; provided, however, that in no event shall a DEVELOPMENT DATE be extended more than (i) [***] years, in any one instance, or (ii) [***] years, in the aggregate, during TERM.

2.8.2 COMPANY shall use COMMERCIALLY REASONABLE EFFORTS to (a) develop and obtain BLA approval for SELECTED PRODUCT for sales other than BIODEFENSE SALES (such other sales being "COMMERCIAL SALES"), and (b) market, promote, distribute and sell SELECTED PRODUCT for COMMERCIAL SALES in each country in the TERRITORY within [***] months after receiving the approval of the BLA for such SELECTED PRODUCT in such country. The sole and exclusive remedy for the breach of either such obligation is termination of the license granted under this AGREEMENT with respect to SELECTED PRODUCT for COMMERCIAL SALES by written notice from NEKTAR AL to COMPANY, except that with respect to Section 2.8.2(b), such remedy shall apply only to the applicable country. In addition to (and without limiting) the foregoing general diligence obligation, COMPANY shall meet the following objectives by the following dates (each, a "COMMERCIAL DEVELOPMENT DATE"):

      First dosing of the first patient in a PHASE I CLINICAL TRIAL with respect to SELECTED PRODUCT for COMMERCIAL SALES by [***]; and

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

      Submission of the first BLA for SELECTED PRODUCT with respect to SELECTED PRODUCT for COMMERCIAL SALES by [***].

      In the event that COMPANY has not successfully achieved a COMMERCIAL DEVELOPMENT DATE, as the sole and exclusive remedy, NEKTAR AL may terminate the license granted under this AGREEMENT with respect to SELECTED PRODUCT for COMMERCIAL SALES by written notice to COMPANY. Without limiting the foregoing, if COMPANY's inability to achieve a COMMERCIAL DEVELOPMENT DATE is due to (a) an event of Force Majeure, or (b) any material breach of this AGREEMENT by NEKTAR AL, or (c) any regulatory delays, in each case that materially and adversely affects COMPANY's ability to meet the relevant deadline, then the applicable DEVELOPMENT DATE shall be extended by a period of time equivalent to the length of such delay; provided, however, that in no event shall a COMMERCIAL DEVELOPMENT DATE be extended more than (i) [***] years, in any one instance, or
(ii) [***] years, in the aggregate, during TERM.

3. RESEARCH PROGRAM

3.1 PLAN. NEKTAR AL and COMPANY shall use COMMERCIALLY REASONABLE EFFORTS to collaborate and cooperate in researching and developing the SELECTED PRODUCT as specified in the PLAN for the RESEARCH PROGRAM that is attached hereto as
Schedule I and made a part hereof. In consideration of NEKTAR AL's performance under the PLAN, COMPANY shall make the payments to NEKTAR AL as provided in
Schedule I.

3.2 Research Licenses. In addition to the licenses granted under Section 2.1, NEKTAR AL hereby grants to COMPANY a non-assignable, non-exclusive, royalty-free, sublicensable (but only to the parties listed in Schedule III) license under PATENTS, PATENT APPLICATIONS and KNOW HOW owned by NEKTAR AL for the sole purpose of performing COMPANY's activities under the PLAN. For clarity,

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

other than the THIRD PARTIES listed in Schedule III, COMPANY shall not have the right to use any THIRD PARTY in connection with the performance of its activities under the PLAN, except with the prior written consent of NEKTAR AL which consent may be withheld at NEKTAR AL's sole discretion.

3.3 NEKTAR AL Materials. Any samples of REAGENTS or chemical entities that are the product of the covalent chemical attachment of a REAGENT to a therapeutic agent (including the THERAPEUTIC AGENT) ("CONJUGATES") that are provided by NEKTAR AL to COMPANY in the course of the PLAN (collectively, the "NEKTAR AL MATERIALS") are owned exclusively by NEKTAR AL and provided solely for the performance of the PLAN and for no other purpose. Without limitation, except as authorized by the licenses of Section 2.1 and Section 3.2, COMPANY will not use any such NEKTAR AL MATERIALS (i) in any research or other activities except for the PLAN, (ii) or any derivative products thereof in humans, or (iii) for any commercial purpose. COMPANY understands and agrees that the NEKTAR AL MATERIALS may have unpredictable and unknown biological and/or chemical properties, and that they are to be handled and used with caution. COMPANY will handle and use the NEKTAR AL MATERIALS and conduct its activities under the PLAN in compliance with LAWS and the terms of this AGREEMENT. COMPANY will maintain reasonable security measures, no less strict than it maintains to protect its own valuable tangible property against loss, theft or destruction. Except as permitted in accordance with Schedule III or expressly authorized in or licensed under this AGREEMENT, COMPANY will not sell, transfer, disclose or otherwise provide access to any NEKTAR AL MATERIALS to any THIRD PARTY, without the prior written consent of NEKTAR AL.

3.4 Selection of SELECTED REAGENT; Technology Transfer and Assistance.

      3.4.1 The RESEARCH COMMITTEE shall select the SELECTED REAGENT(S) and, following such selection, NEKTAR AL shall (i) transfer to COMPANY and/or a THIRD PARTY designated by COMPANY and approved by NEKTAR AL, all of the NEKTAR AL KNOW-HOW necessary for enabling COMPANY and/or such THIRD PARTY to attach the SELECTED REAGENT to the THERAPEUTIC AGENT by means of PEGYLATION, which shall include a description of the synthetic and analytical methods for the SELECTED PRODUCT and (ii) reasonably assist in the technical transfer of such NEKTAR AL KNOW-HOW, including such synthetic and analytical methods at the laboratory scale used in the RESEARCH PROGRAM. The CMO's listed in Schedule III and permitted SUBLICENSEES are hereby approved by NEKTAR AL, as a THIRD PARTY who can be designated by COMPANY for such transfer. After dosing of a first primate in a phase III clinical trial with respect to a SELECTED PRODUCT for BIODEFENSE SALES or first dosing of a human patient in a PHASE III CLINICAL TRIAL of the SELECTED PRODUCT in the FIELD, the approval of NEKTAR AL shall not be required for such transfer to any THIRD PARTY whether or not such THIRD PARTY is on
Schedule III.

      3.4.2 If, following NEKTAR AL's receipt of COMPANY's notice to proceed with the use of a SELECTED REAGENT in accordance with Section 12.1.5, NEKTAR AL reasonably believes that the use of such SELECTED REAGENT for the SELECTED PRODUCT may pose a risk of infringement or misappropriation of THIRD PARTY intellectual property rights that have been identified by either PARTY, within thirty (30) days after such notice from COMPANY, NEKTAR AL shall notify COMPANY and identify such intellectual property rights to COMPANY. In such case, COMPANY shall have the right to cause NEKTAR AL to proceed with such SELECTED REAGENT for the SELECTED PRODUCT if, and only if, (x) COMPANY assumes sole and exclusive responsibility for making any and all payments to any and all THIRD PARTIES arising out of the manufacture, use, sale offer for sale or import of such SELECTED REAGENT used in SELECTED PRODUCT, and (y) in accordance with Section 10.1.2, COMPANY assumes sole and exclusive responsibility for indemnifying any and all NEKTAR AL INDEMNITEES against any CLAIMS based on infringement or misappropriation of such identified THIRD PARTY intellectual property arising from the use, manufacture, sell, offer for sale, or import of such SELECTED REAGENT or SELECTED PRODUCT, and (z) NEKTAR AL's royalties are not reduced as a result thereof.

      3.4.3 NEKTAR AL shall provide COMPANY and/or a THIRD PARTY designated by COMPANY (subject to the limitations of Sections 2.2 and 3.4) with the technical assistance reasonably requested by COMPANY and agreed in writing by NEKTAR AL in order to manufacture and produce SELECTED PRODUCT from SELECTED REAGENT for research, development, clinical trials and commercialization of SELECTED PRODUCT. COMPANY shall pay NEKTAR AL for such technical assistance at a rate agreed to by the PARTIES to compensate NEKTAR AL for the cost (including FTE time) and expenses associated with such technical assistance.

      3.4.4 NEKTAR AL shall assist COMPANY with respect to selecting a SELECTED REAGENT and a CMO for producing SELECTED PRODUCT incorporating such SELECTED REAGENT. In this respect NEKTAR AL shall assist COMPANY by providing, to the CMO's listed in Schedule III, certain information that will enable such CMOs to assess the manufacturability of a potential SELECTED PRODUCT utilizing potential SELECTED REAGENT; provided however, COMPANY shall not make any disclosures of such information to such CMO's except with NEKTAR AL, and in no event shall COMPANY disclose any NEKTAR AL CONFIDENTIAL INFORMATION related to REAGENTS or CONJUGATES without NEKTAR AL's prior written consent, such consent not to be unreasonably withheld.

      3.4.5 NEKTAR AL shall provide reports to COMPANY as provided for in
Schedule I..

3.5 Disclaimer of Warranty. EXCEPT FOR THE WARRANTIES MADE BY EACH PARTY IN
SECTION 4.10 AND ARTICLE 9 OF THIS AGREEMENT, NEITHER PARTY PROVIDES WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PLAN OR ANY REAGENT, CONJUGATE, PRODUCT OR DELIVERABLE PROVIDED PURSUANT TO THE PLAN, AND DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT THERETO. MOREOVER, EXCEPT FOR THE WARRANTIES MADE BY EACH PARTY IN
SECTION 4.10 AND ARTICLE 9 OF THIS AGREEMENT, NEITHER PARTY PROVIDES WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE NEKTAR AL LICENSED TECHNOLOGY, SELECTED

REAGENT OR SELECTED PRODUCT (INCLUDING THE SUCCESSFUL DEVELOPMENT, REGISTRATION, MANUFACTURE OR COMMERCIALIZATION OF SELECTED PRODUCT), AND EXCEPT FOR THE WARRANTIES MADE IN SECTION 4.10 AND ARTICLE 9 OF THIS AGREEMENT, EACH PARTY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

3.6 Records. NEKTAR AL shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of its work pursuant to the RESEARCH PROGRAM. At the reasonable request of COMPANY following the conclusion of an applicable stage of the RESEARCH PROGRAM, NEKTAR AL shall provide COMPANY with copies of the above-described records. COMPANY shall have the right, twice per calendar year, during normal business hours and upon reasonable notice, to inspect the above-described records as applicable to COMPANY's performance of its activities under the PLAN (including COMPANY's production of SELECTED PRODUCT by PEGYLATION with the SELECTED REAGENT).

3.7 Reports. At each Committee meeting during the RESEARCH PROGRAM, each PARTY shall provide to the other PARTY a report on the progress and evaluate the work performed in relation to the RESEARCH PROGRAM. Such report shall include all other information reasonably requested by the other PARTY relating to such progress and reasonably necessary to assess the completion of the other PARTY's activities under the PLAN.

4. Manufacture and Supply of SELECTED REAGENT

4.1 Manufacturing Process Development. Upon selection of a SELECTED REAGENT, if not established, NEKTAR AL shall establish a manufacturing process for SELECTED REAGENT in order to meet the obligations of NEKTAR AL with respect to manufacture of SELECTED REAGENT for use in pre-clinical development and in PHASE

I CLINICAL TRIALS under this AGREEMENT. NEKTAR AL agrees to establish such manufacturing process on a fixed fee basis based on NEKTAR AL's then current rates, which shall be payable by COMPANY in installments as set forth in the applicable work order agreed upon by the PARTIES. The fixed fee to be charged by NEKTAR AL shall be inclusive of all work and materials and NEKTAR AL shall notify COMPANY thereof in writing promptly after selection of the SELECTED REAGENT. Such fixed fee shall be approved by COMPANY prior to NEKTAR AL commencing any such services. Such fixed fee when agreed to by the PARTIES shall cover NEKTAR AL's performance of all activities appropriate for the development, scale-up and validation of the manufacture of SELECTED REAGENT, including, but not limited to:

      (a) improvements to and expansion of facilities, analytical method development, analytical method validation, cleaning method validation, process validation, reprocessing, supporting documentation including, but not limited to, the preparation, filing and maintenance of Drug Master Files and other regulatory filings;

      (b) NEKTAR AL's generating and providing information or performing work pursuant to any governmental or regulatory agency requests for information or work (including any testing) regarding SELECTED REAGENT or its manufacturing process; and

      (c) installation, qualification and validation needed for SELECTED REAGENT including scale-up.

4.2 Pre-Clinical and Phase I Clinical Supply. Upon establishing a manufacturing process for SELECTED REAGENT, NEKTAR AL shall manufacture and supply to COMPANY the SELECTED REAGENT for the purpose of producing SELECTED PRODUCT under the terms of this Article 4 solely for use in pre-clinical development and PHASE I CLINICAL TRIALS. NEKTAR AL shall manufacture and produce SELECTED REAGENT in accordance with applicable laws, rules and regulations and with respect to SELECTED REAGENT produced for PHASE I CLINICAL TRIALS such work shall be consistent with ICH Q7A. COMPANY agrees to purchase and NEKTAR AL agrees to supply one hundred percent (100%) of COMPANY's requirements of such SELECTED REAGENT for pre-clinical and PHASE I CLINICAL TRIALS.

4.3 Forecasts. No later than [***] days after selection of the SELECTED REAGENT, COMPANY shall provide NEKTAR AL with a [***] quarter rolling forecast of its requirements of SELECTED REAGENT. COMPANY shall update such forecast at least [***] days following the start of each calendar quarter. Such forecasts are estimates and are not binding on either PARTY.

4.4 Purchase Orders. COMPANY shall, from time to time, purchase SELECTED REAGENT from NEKTAR AL by a written purchase order provided to NEKTAR AL. Each such purchase order shall be sent to the attention of NEKTAR AL's Contract Management and shall specify the quantity and requested delivery date of SELECTED REAGENT, as well as the site to which SELECTED REAGENT is to be shipped; provided, however, that COMPANY shall not designate in any purchase order a delivery date that is less than [***] months after the date of such purchase order. No purchase order shall be binding upon NEKTAR AL until accepted by NEKTAR AL in writing. NEKTAR AL shall accept such orders for SELECTED REAGENT to the extent that the quantities of SELECTED REAGENT do not exceed the forecasted amount and to the extent such order is consistent with the terms of this AGREEMENT. Upon acceptance of a purchase order, NEKTAR AL shall have each shipment of SELECTED REAGENT shipped pursuant to its standard shipping procedures and documentation. Any change to NEKTAR AL's standard shipping procedures and documentation will be addressed through NEKTAR AL's change control procedures. The terms and conditions of this AGREEMENT shall govern all purchase orders, notwithstanding the fact that a purchase order or the standard shipping document may provide for additional or different obligations of NEKTAR AL than the terms and conditions of this AGREEMENT. Any such additional or different terms in any such purchase order or shipping documents are hereby expressly rejected. NEKTAR AL shall deliver SELECTED REAGENT in the quantities and at the delivery schedules set

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

forth in this Section 4.4 provided, however, the specifics thereof will be mutually agreed to by the PARTIES in writing and set forth in a purchase order delivered in accordance with this Section 4.4.

4.5 Fees for Manufacturing and Supply of SELECTED REAGENT.

      4.5.1 NEKTAR AL shall supply SELECTED REAGENT to COMPANY at a commercially reasonable price (the "PURCHASE PRICE"), equal to the BENCHMARK PRICE for such SELECTED REAGENT as that BENCHMARK PRICE is adjusted as provided for herein. For the purposes hereof, BENCHMARK PRICE (at a scale of [***]kg or less) means [***] DOLLARS per gram of the REAGENT [***] (2006 NEKTAR AL catalogue price is $[***] per gram), and [***] DOLLARS per gram of the REAGENT [***])) (2006 NEKTAR AL catalogue price is $[***] per gram); if a REAGENT other than [***] is being considered for selection as a SELECTED REAGENT, prior to selection thereof, NEKTAR AL shall provide to COMPANY the PURCHASE PRICE of such REAGENT. Prior to selection of a REAGENT as a SELECTED REAGENT, NEKTAR AL shall disclose to COMPANY any increase or decrease to the applicable BENCHMARK to reflect the cost of raw materials for such REAGENT, any process changes related to such REAGENT and any changes required by LAW. If such REAGENT is selected as the SELECTED REAGENT such increased or decreased price shall be the PURCHASE PRICE for such SELECTED REAGENT.

      4.5.2 During the TERM hereof, COMPANY shall pay to NEKTAR AL the PURCHASE PRICE for the supply of SELECTED REAGENT, which PURCHASE PRICE shall be adjusted on an annual basis as follows: by November 1st during the TERM, the PURCHASE PRICE will be:

      (a) Increased for the following year by adding to the PURCHASE PRICE a number obtained by multiplying the then-current PURCHASE PRICE by a fraction, the

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            numerator of which is the United States Department of Labor Producer
            Price Index for Chemical Manufacturing Series ID: PCU325---325--- ("PPI") in the month and year of the EFFECTIVE DATE subtracted from the PPI in the month three (3) months prior to November 1st and the denominator of which is the PPI in the month and year of the EFFECTIVE DATE. If the numerator reflects an increase, the number will be added to the PURCHASE PRICE; and

      (b) increased or decreased for the following year to reflect the then current forecasted cost of raw materials for such SELECTED REAGENT, any process changes related to such SELECTED REAGENT, and any changes required by applicable LAW; in each case to the extent not covered by the change to PPI described in Section 4.5.2(a).

4.6 Delivery and Shipment; Title and Risk of Loss. NEKTAR AL shall deliver all SELECTED REAGENT to COMPANY, and title to and risk of loss of each quantity of SELECTED REAGENT so delivered shall pass to COMPANY Ex Works (Incoterms 2000) NEKTAR AL's manufacturing or storage facilities. Such delivery shall constitute a shipment hereunder. COMPANY shall pay all packaging, storage, shipping, customs, duties, taxes, freight and insurance charges associated with shipments of SELECTED REAGENT. All shipments shall be addressed to the destination selected by COMPANY and set forth in the relevant purchase order. NEKTAR AL shall send invoices to COMPANY for any SELECTED REAGENT shipped to COMPANY no earlier than the date of shipment pursuant to this Section.

4.7 Acceptance and Rejection. COMPANY shall notify NEKTAR AL in writing if COMPANY believes that a shipment of SELECTED REAGENT does not meet specifications therefor that have been mutually agreed in writing by the PARTIES ("SPECIFICATIONS"). Such notice must be received by NEKTAR AL within [***] days after COMPANY's receipt of the relevant shipment of SELECTED REAGENT (or [***] days if the cycle time of tests require a longer period, such notice date to be

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                                                                   Page 27 of 70
determined upon selection of the SELECTED REAGENT), and shall include full details of the basis for its assertion of such nonconformance (including supporting data) for purposes of consideration and verification by NEKTAR AL. If no such written notice of nonconformance is received by NEKTAR AL within the above [***] day period, COMPANY shall be deemed to have accepted the applicable shipment of SELECTED REAGENT, and NEKTAR AL shall thereafter have no liability with respect to such delivered SELECTED REAGENT under the warranty or any other provision of this AGREEMENT.

4.8 Replacement of Nonconforming SELECTED REAGENT. NEKTAR AL shall at no additional cost to COMPANY, supply COMPANY with a replacement quantity of SELECTED REAGENT in an amount equal to that which is determined not to meet the SPECIFICATIONS (provided notice thereof is given to NEKTAR AL within the [***] day period or longer, as applicable, specified in Section 4.7. Such replacement shipment shall be made within a timeframe that has been mutually agreed to by both PARTIES in writing, such agreement not to be unreasonably withheld or delayed and which timeframe shall be no longer than the normal timeframe for producing SELECTED REAGENT. In addition, NEKTAR AL shall replace, upon a timeframe that is mutually agreed to by both PARTIES in writing (which time period shall be no longer than the normal time for producing SELECTED REAGENT), all SELECTED REAGENT that is lost or damaged during shipment at the cost and expense of COMPANY, except if caused by NEKTAR AL, in which case, such replacement shall be at the cost and expense of NEKTAR AL. Notwithstanding anything to the contrary in this AGREEMENT, NEKTAR AL's sole liability and COMPANY's sole remedy for any SELECTED REAGENT that does not meet the SPECIFICATIONS, shall be limited to NEKTAR AL's replacement of such nonconforming SELECTED REAGENT as provided for in this Section 4.8.

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4.9 Manufacturing and Supply Agreement. Upon selection of the SELECTED REAGENT, the PARTIES shall commence good-faith negotiations of and enter into a Manufacturing and Supply Agreement ("MSA") for SELECTED REAGENT to govern the exclusive purchase of SELECTED REAGENT other than in connection with pre-clinical or PHASE I CLINICAL TRIALS. Until such MSA is completed, the terms and conditions of this AGREEMENT shall be applicable to the purchase of SELECTED REAGENT by COMPANY from NEKTAR AL; provided that, pursuant to this Article 4, NEKTAR AL shall have no obligation to supply SELECTED REAGENT for uses other than for research, pre-clinical and PHASE I CLINICAL TRIALS. In the event that the PARTIES are not able to reach agreement as to all of the terms of the MSA within [***] days after initiating such negotiations, either PARTY shall have the right to initiate an arbitration proceeding in accordance with Schedule VIII in order to resolve the dispute as to the terms that have not been agreed to by the PARTIES.

4.10 Warranty. NEKTAR AL hereby warrants and represents that all SELECTED REAGENTS purchased by COMPANY from NEKTAR AL under this AGREEMENT shall conform to the SPECIFICATIONS when delivered to COMPANY and will have been manufactured for and delivered to COMPANY in accordance with applicable laws, rules and regulations, and except for SELECTED REAGENTS to be used for preclinical use, consistent with ICH Q7A.

4.11 Records; Audits. NEKTAR AL shall keep full and accurate records and books of account containing all particulars that may be reasonably necessary for the purpose of determining amounts that are charged to COMPANY pursuant to this AGREEMENT are consistent with NEKTAR AL's standard current practices for charging THIRD PARTIES for similar services for similar REAGENTS as those provided by NEKTAR AL to COMPANY pursuant to this AGREEMENT. Such books of account shall be kept by NEKTAR AL at its places of business and, with all necessary supporting data shall, for the two (2) years following the end of the calendar year to which each shall pertain be open for inspection by an independent certified accountant selected by COMPANY and reasonably acceptable

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                                                                   Page 29 of 70
to NEKTAR AL upon reasonable notice during normal business hours for the sole purpose of verifying that the amounts charged to COMPANY under this AGREEMENT are consistent with NEKTAR AL's standard practices for charging THIRD PARTIES for similar services for similar REAGENTS as those provided by NEKTAR AL to COMPANY pursuant to this AGREEMENT. The foregoing inspection shall occur no more than once each calendar year. All information and data offered shall be redacted to protect any confidential information of the THIRD PARTY and shall be used only for the purpose of verifying the consistency of amounts charged to COMPANY. In the event that such inspection shall indicate in any calendar year that the charges paid by COMPANY exceeded by [***] percent or more the charges (as adjusted to reflect any increase in PPI) paid by THIRD PARTIES for similar services for similar REAGENTS as those provided by NEKTAR AL to COMPANY pursuant to this AGREEMENT, then NEKTAR AL shall pay the cost of the inspection. COMPANY will invoice NEKTAR AL for any overpayments, which shall become due and payable no later than [***] days after receipt of an invoice from COMPANY.

4.12 NEKTAR AL agrees that it will comply with the FAR and DFAR clauses of
Schedule VII of this Agreement (such clauses being incorporated herein in their entirety). For the purposes of this AGREEMENT NEKTAR AL shall be considered the "Contractor" and COMPANY shall be the "Government" under such clauses.

With respect to the inclusion of clauses 52.215 -- 2 and 52.215 -- 20, if as a result of any government audit or inspection of NEKTAR AL's books or records (including any contracts) under these clauses, the government determines that the pricing of the SELECTED REAGENT and/or the SELECTED PRODUCT is too high under this AGREEMENT, or that the government otherwise does not agree with NEKTAR AL's methodology in determining the pricing of the SELECTED REAGENT under this AGREEMENT, and the government wants NEKTAR AL to supply the SELECTED REAGENT at a lower price than what has been agreed by NEKTAR AL and COMPANY in

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this AGREEMENT, or wants COMPANY to supply the SELECTED PRODUCT at a lower price, or if the government decides not to purchase the SELECTED PRODUCT at all from COMPANY because of the pricing of the SELECTED REAGENT under this AGREEMENT, then NEKTAR AL shall have no liability whatsoever to COMPANY (other than as contractually obligated under this AGREEMENT) or to the government as a result thereof. Any kind of information that is required to be provided to the government under such clauses would be provided by NEKTAR AL directly to the government, and not to COMPANY as an intermediary.

If in connection with COMPANY's compliance with FAR 52.246-2 or similar Inspection Clause, the government or an agency thereof requires access to NEKTAR AL'S facilities where the SELECTED REAGENT is made, NEKTAR AL will provide access to the government for such purpose provided that COMPANY bears the costs and expenses of such access and inspection. Moreover if the government requires that any samples of SELECTED REAGENT be provided to the government, NEKTAR AL will agree to do so entirely at COMPANY's cost and expense. In the event that as a result of any government inspection pursuant to such clause with respect to NEKTAR AL'S manufacturing facility and or samples of SELECTED REAGENT, the government requires any corrective actions on the part of NEKTAR AL or otherwise finds the SELECTED REAGENT not to be acceptable, in each case for reasons other than what NEKTAR AL is contractually obligated to provide to COMPANY under this AGREEMENT, then NEKTAR AL, will take corrective action only if COMPANY agrees to be solely responsible for all of the costs and expenses that may be required in connection with such corrective actions, including any government re-inspection of NEKTAR AL's facilities, or other steps that must be taken in order to meet the government's requirements regarding the SELECTED REAGENT.

5. Milestones; Royalty Payments; Royalty Reports

5.1 Milestone Payments. COMPANY shall pay to NEKTAR AL milestone payments in accordance with and on the dates provided in Schedule V hereto for SELECTED PRODUCT. Such milestone payments shall be non-refundable and non-creditable, and in addition to any royalty or other payments due under this AGREEMENT. If for whatever reason, Milestone Event A is not achieved then in such case, the milestone payment that NEKTAR AL would have received upon the occurrence of Milestone Event A shall be paid on the occurrence of any of the next occurring Milestone Events B through E, which payment shall be paid in addition to and not instead of the milestone payment that is to be paid to NEKTAR AL upon the occurrence of any of the next occurring Milestone Events B through E.

5.2 Royalties.

      5.2.1 During the ROYALTY TERM for a country, COMPANY shall pay NEKTAR AL non-refundable and non-creditable royalties for sales of SELECTED PRODUCT on a country-by-country basis as follows:

      (a) For sales that are BIODEFENSE SALES, a royalty of [***] percent ([***]%) of NET SALES of SELECTED PRODUCT.

      (b)   For NET SALES of SELECTED PRODUCT other than those of Section
            5.2.1(a):

                          Annual NET SALES                         Royalty Rate

               (i) If aggregate, worldwide, NET SALES of            ([***]%) of
               SELECTED PRODUCT other than for BIODEFENSE            NET SALES
               SALES in a calendar year do not exceed $[***]

               (ii) If aggregate, worldwide, NET SALES of           ([***]%) of
               SELECTED PRODUCT other than for BIODEFENSE            NET SALES
               SALES in a calendar year exceed $[***] but not $[***]

               (iii) If aggregate, worldwide, NET SALES of          ([***]%) of
               SELECTED PRODUCT other than for BIODEFENSE            NET SALES
               SALES in a calendar year exceed $[***]

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      By way of example, for purposes of this Section 5.2.1(b) if aggregate, worldwide NET SALES of SELECTED PRODUCT other than BIODEFENSE SALES during a calendar year were equal to $[***], then the [***]% royalty rate would apply to all such NET SALES, not just the portion in excess of $[***], resulting in a royalty of $[***].

      5.2.2 The royalties payable pursuant to Section 5.2.1 for NET SALES of SELECTED PRODUCT sold in a country shall be reduced by [***] percent ([***]%) in such country if manufacture, use, import, offer for sale and or sale of SELECTED PRODUCT in such country does not infringe a VALID CLAIM in such country. In any country where the royalty reduction of Section 5.2.2 is in effect, there shall not be any further royalty reduction pursuant to Sections 5.2.3, 5.2.4 or 12.1.4.

      5.2.3 [***]

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                                                                   Page 33 of 70

                                     [***]

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                                                                   Page 34 of 70
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                                     [***]

      5.2.4 [***]

      5.2.5 Only one royalty shall be due under this AGREEMENT with respect to the same unit of SELECTED PRODUCT.

      5.2.6 Notwithstanding anything to the contrary in this AGREEMENT, in no event shall the royalties paid by COMPANY for SELECTED PRODUCT be lower than the following:

      (a) For sales that are BIODEFENSE SALES, a royalty of [***] percent ([***]%) of NET SALES of SELECTED PRODUCT.

      (b)   For NET SALES of SELECTED PRODUCT other than those of Section
            5.2.6(a):

                          Annual NET SALES                         Royalty Rate

               (i) If aggregate, worldwide, NET SALES of            ([***]%) of
               SELECTED PRODUCT other than for BIODEFENSE            NET SALES
               SALES in a calendar year do not exceed $[***]

               (ii) If aggregate, worldwide, NET SALES of           ([***]%) of
               SELECTED PRODUCT other than for BIODEFENSE            NET SALES
               SALES in a calendar year exceed $[***] but not $[***]

               (iii) If aggregate, worldwide, NET SALES of          ([***]%) of
               SELECTED PRODUCT other than for BIODEFENSE            NET SALES
               SALES in a calendar year exceed $[***]

5.3 Reports, Exchange Rates. COMPANY shall notify NEKTAR AL in writing promptly upon the FIRST COMMERCIAL SALE of SELECTED PRODUCT in each country. Commencing upon the FIRST COMMERCIAL SALE of SELECTED PRODUCT, COMPANY shall furnish to

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                                                                   Page 35 of 70

NEKTAR AL with respect to NET SALES of SELECTED PRODUCT for which royalties are payable under this AGREEMENT a quarterly written report showing, on a country-by-country basis, according to the volume of units of SELECTED PRODUCT sold in each such country during the reporting period: (a) the gross invoiced sales of the SELECTED PRODUCT subject to royalty sold in each country during the reporting period, and the amounts deducted therefrom to determine NET SALES from such gross invoiced sales detailed in accordance with those deductions provided for in the definition of NET SALES; (b) the royalties payable in DOLLARS, if any, which shall have accrued hereunder based upon the NET SALES of SELECTED PRODUCT; (c) the withholding taxes, if any, required by LAW to be deducted in respect of such sales; and (d) the date of the FIRST COMMERCIAL SALE of SELECTED PRODUCT in each country during the reporting period. With respect to sales of SELECTED PRODUCT invoiced in DOLLARS, the gross invoiced sales, NET SALES, and royalties payable shall be expressed in the report in DOLLARS. With respect to sales of SELECTED PRODUCT invoiced in a currency other than DOLLARS, the gross invoiced sales, NET SALES and royalties payable shall be expressed in the report provided hereunder in the domestic currency of the party making the sale as well as in the DOLLAR equivalent of the royalty payable and the exchange rate used in determining the amount of DOLLARS. The DOLLAR equivalent shall be calculated using the average exchange rate (local currency per DOLLAR) published in The Wall Street Journal, Western Edition, under the heading "Currency Trading," on the last business day of each month during the applicable calendar quarter. Reports shall be due hereunder on the thirtieth (30th) day following the close of each quarter.

6. Records; Audits; Shipment Terms; Payment Terms

6.1 Records. COMPANY and its SUBLICENSEES shall keep complete and accurate records in sufficient detail to make the reports required hereunder. Without limiting the foregoing, COMPANY shall include in each sublicense granted by it pursuant to this AGREEMENT a provision requiring the SUBLICENSEE to make reports to COMPANY consistent with those COMPANY is required to provide hereunder, to keep and maintain records of sales made and deductions taken in calculating royalties due to NEKTAR AL with respect to such sublicense, and to grant access to such records by NEKTAR AL's independent accountant pursuant to Section 6.2 below to the same extent required of COMPANY under this AGREEMENT.

6.2 Audits. Upon reasonable advance written notice from NEKTAR AL, COMPANY shall permit an independent certified public accounting firm of recognized national standing in the United States, selected by NEKTAR AL and reasonably acceptable to COMPANY, at NEKTAR AL's expense, to have access during normal business hours to such of the records of COMPANY as may be reasonably necessary to verify (i) COMPANY's compliance with the purchase requirements of Section 4.2 and the royalty payments of Section 5.2, and (ii) the accuracy of any amounts reported, actually paid or payable under this AGREEMENT for any year ending not more than twenty-four (24) months prior to the date of such request. Such inspection shall occur no more than once a year. If such accounting firm concludes that additional royalty amounts were owed to NEKTAR AL during such period, or that there has been an overpayment of royalties, COMPANY shall pay NEKTAR AL such additional royalties or NEKTAR AL shall credit COMPANY the amount of such overpayment (including interest on such additional royalties or overpayment at the prime rate reported in the Wall Street Eastern Edition plus [***] percent ([***]%), compounded annually, or the maximum rate allowed under LAW, whichever is less from the date such royalty amounts were payable) within [***] days of the date NEKTAR AL delivers to COMPANY such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by NEKTAR AL; provided however, that if the audit discloses that the royalties payable by COMPANY for the audited period are more than [***] percent ([***]%) of the royalties actually paid for such period or if the audit discloses that COMPANY has breached its obligations under Section 4.2, then COMPANY shall pay the reasonable fees and expenses charged by such accounting firm. Upon the expiration of twenty-four (24) months following the end of any calendar year, the calculation of royalties payable with respect to such calendar year shall be binding and conclusive upon NEKTAR AL and COMPANY and its SUBLICENSEES.

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6.3 Invoicing; Payment Terms. All undisputed payments due under this AGREEMENT
(other than royalty and milestone payments) shall be due and payable thirty (30) days from date of invoice but in no event later than any date otherwise prescribed by this AGREEMENT. Royalties shown to have accrued to NEKTAR AL as set forth in each royalty report to be provided under Section 5.3 shall be due and payable on or before the date such royalty report is due. Any and all amounts past due under this AGREEMENT shall bear interest at the prime rate reported in the Wall Street Eastern Edition plus [***] percent ([***]%), compounded annually, or the maximum rate allowed under LAW, whichever is less. If there is a dispute between NEKTAR AL and COMPANY as to whether a royalty or milestone is owed and/or the amount thereof, and such amount has not been determined pursuant to an audit under Section 6.2, if COMPANY pays such amount, such payment itself shall not limit the COMPANY's right to seek to recover such payment including through a legal action provided that COMPANY notifies NEKTAR in writing within thirty (30) days after the end of the quarter in which the payment is made that the COMPANY has the right to recover such payment.

6.4 Payment Method. Except as otherwise provided for herein, all payments by COMPANY under this AGREEMENT shall be paid in DOLLARS, and all such payments shall be made by bank wire transfer in immediately available funds to such account as NEKTAR AL shall designate before such payment is due. Upon the election of NEKTAR AL made in writing not less than thirty (30) days prior to any payment date, COMPANY shall pay all royalties owing to NEKTAR AL hereunder in the currency in which such royalties accrued, without conversion into DOLLARS. If at any time legal restrictions prevent the prompt remittance of part or all royalties due with respect to sales of SELECTED PRODUCT in any country where SELECTED PRODUCT is sold, payment shall be made through such lawful means or methods as NEKTAR AL shall reasonably determine.

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                                                                   Page 38 of 70

6.5 Taxes. All royalty amounts due hereunder shall be paid with deduction for withholding for any taxes or similar governmental charges imposed by a jurisdiction other than the United States, and COMPANY shall provide NEKTAR AL evidence of its payment of any such withholdings that may be required to claim a credit against NEKTAR AL's United States tax liability.

7. Confidentiality

7.1 In General. For the TERM and for a period of ten (10) years thereafter, each PARTY shall maintain in confidence all information and materials of the other PARTY (including, but not limited to, KNOW-HOW and samples of THERAPEUTIC AGENT, any NEKTAR AL MATERIALS, SELECTED REAGENT, and SELECTED PRODUCT) disclosed or provided to it by the other PARTY and identified as confidential in writing or, if disclosed verbally or by observation, summarized in writing and submitted to RECIPIENT within thirty (30) days of the oral or visual disclosure thereof (together with all embodiments thereof, the "CONFIDENTIAL INFORMATION"). CONFIDENTIAL INFORMATION may also include information regarding intellectual property and confidential or proprietary information of THIRD PARTIES. In addition, and notwithstanding the foregoing, INVENTIONS that, under Article 11 are to be owned by one PARTY, shall be deemed CONFIDENTIAL INFORMATION of such PARTY and not the other PARTY, even if such INVENTIONS initially are generated and disclosed by the other PARTY. The terms and conditions of this AGREEMENT and the NON-DISCLOSURE AGREEMENT, also shall be deemed CONFIDENTIAL INFORMATION of both PARTIES. Notwithstanding the foregoing, CONFIDENTIAL INFORMATION shall not include that portion of information or materials that the RECIPIENT can demonstrate by written documentation or other competent proof was (i) known to the general public at the time of its disclosure to the RECIPIENT, or thereafter became generally known to the general public, other than as a result of actions or omissions of the RECIPIENT; (ii) known by the RECIPIENT prior to the date of disclosure by the DISCLOSING PARTY; (iii) disclosed to the RECIPIENT on an

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unrestricted basis from a source unrelated to the DISCLOSING PARTY and not under a duty of confidentiality to the DISCLOSING PARTY; or (iv) independently developed by the RECIPIENT by personnel that did not have access to or use of CONFIDENTIAL INFORMATION of the DISCLOSING PARTY.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or known to the general public or in the rightful possession of the RECIPIENT unless the combination itself and principle of operation thereof are published or known to the general public or are in the rightful possession of the RECIPIENT.

7.2 Additional Protections. Each PARTY shall take reasonable steps to maintain the confidentiality of the CONFIDENTIAL INFORMATION of the other PARTY, which steps shall be no less protective than those that such PARTY takes to protect its own information and materials of a similar nature, but in no event less than a reasonable degree of care. Neither PARTY shall use or permit the use of any CONFIDENTIAL INFORMATION of the other PARTY except for the purposes of carrying out its obligations or exercising its rights under this AGREEMENT. All CONFIDENTIAL INFORMATION of a PARTY, including all copies thereof, is and shall remain the sole and exclusive property of the DISCLOSING PARTY and subject to the restrictions provided for herein. Neither PARTY shall disclose any CONFIDENTIAL INFORMATION of the other PARTY other than to those of its directors, officers, AFFILIATES, employees, licensors, independent contractors, SUBLICENSEES, assignees, agents and external advisors directly concerned with the carrying out of this AGREEMENT (in the case of COMPANY, subject to the limitations and restrictions on disclosures to be made to potential and actual CMOs and government agencies and entities hereunder); provided, however, that any such disclosure is subject to written confidentiality and non-use obligations no less protective than those provided herein. Other than as expressly permitted herein, RECIPIENT may not use CONFIDENTIAL INFORMATION of the other PARTY in applying for PATENTS or securing other intellectual property rights.

7.3 Permitted Disclosures. The obligations of Sections 7.1 and 7.2 shall not apply to the extent RECIPIENT (a) is required to disclose information by LAW, judicial order by a court of competent jurisdiction, or rules of a securities exchange or requirement of a governmental agency (provided the RECIPIENT shall provide prior written notice thereof to the DISCLOSING PARTY and sufficient opportunity for the DISCLOSING PARTY to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor), or (b) discloses information to a patent office for the purposes of filing or maintaining a PATENT APPLICATION or PATENT to the extent covering an INVENTION assigned to a PARTY pursuant to Article 11 of this AGREEMENT, or (c) discloses CONFIDENTIAL INFORMATION of NEKTAR AL (other than CONFIDENTIAL INFORMATION of NEKTAR AL with respect to manufacture of SELECTED REAGENT) to a government or agency thereof in order to obtain regulatory approval of SELECTED PRODUCT and/or discloses CONFIDENTIAL INFORMATION of NEKTAR AL with respect to production of SELECTED PRODUCT to a government or government agency pursuant to a contract with a government or government agency related to research, development or supply of SELECTED PRODUCT, provided that in each case COMPANY requests confidential treatment thereof.

7.4 Publicity/Use of Names; Selected Transactions.

      7.4.1 A PARTY may issue a press release relating to entry into this AGREEMENT only if approved in advance, in writing, by the other PARTY. A PARTY may issue subsequent press releases relating to this AGREEMENT, upon prior written approval of the other PARTY, such approval not to be unreasonably withheld or delayed; provided, however, that no approval of the other PARTY shall be required if a subsequent press release or SEC filing solely discloses any information that has previously been approved and disclosed as permitted by this Section 7.4. Except as otherwise provided in this Section 7.4, neither PARTY shall use the name, trademark, trade name or logo of the other PARTY or its employees in any publicity or news release relating to this AGREEMENT or its subject matter, without the prior express written permission of the other PARTY. Neither PARTY shall publicly disclose the existence or terms of this AGREEMENT pursuant to a press release or otherwise except as provided in this Article 7.

      7.4.2 Notwithstanding the terms of this Article 7, either PARTY shall be permitted to disclose the existence and terms of this AGREEMENT to the extent required, in the reasonable opinion of such PARTY'S legal counsel, to comply with applicable laws, rules or regulations, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission or any other governmental agency. Notwithstanding the foregoing, before disclosing this AGREEMENT or any of the terms hereof pursuant to this
Section 7.4, the PARTIES will consult with one another on the terms of this AGREEMENT for which confidential treatment will be sought in making any such disclosure. If a PARTY wishes to disclose this AGREEMENT or any of the terms hereof in accordance with this Section 7.4, such PARTY agrees, at its own expense, to seek confidential treatment of the portions of this AGREEMENT or such terms as may be reasonably requested by the other PARTY, provided that the disclosing PARTY shall always be entitled to comply with legal requirements, including without limitation the requirements of the SEC.

      7.4.3 Either PARTY may also disclose the existence and terms of this AGREEMENT in confidence to its attorneys and advisors, and to potential acquirors (and their respective professional advisors), in connection with a potential change of control and to existing and potential investors or lenders of such PARTY, as a part of their due diligence investigations, or to potential licensees and SUBLICENSEES or to permitted assignees and SUBLICENSEES in each case under an agreement to keep the terms of this AGREEMENT confidential under terms of confidentiality and non-use substantially similar to the terms contained in this AGREEMENT and to use such CONFIDENTIAL INFORMATION solely for the purpose permitted pursuant to this Section 7.4.3. A PARTY may disclose this AGREEMENT to investment bankers in connection with a contemplated transaction without an obligation of confidentiality provided that reasonable efforts are exerted to obtain such obligation and that the PARTY wishing to make such disclosure notifies the other PARTY in advance thereof.

7.5 Notwithstanding the obligations in this Section 7.1 and 7.2, COMPANY may disclose the CONFIDENTIAL INFORMATION of NEKTAR AL, if such disclosure is made to governmental or other regulatory agencies in order to gain or maintain approval to conduct clinical trials or to market SELECTED PRODUCT, but such disclosure may be only to the extent reasonably necessary to obtain such approvals or authorizations; or is deemed necessary by COMPANY to be disclosed to SUBLICENSEES, AFFILIATES, agents, consultants, or other THIRD PARTIES for the development or commercialization of SELECTED PRODUCT, or in connection with an assignment of this AGREEMENT, a licensing transaction related to such SELECTED PRODUCT(s) or loan, financing or investment or acquisition, merger, consolidation or similar transaction (or for such entities to determine their interest in performing such activities), in each case on the condition that any THIRD PARTIES to whom such disclosures are made agree to be bound by confidentiality and non-use obligations substantially similar to those contained in this AGREEMENT. In the event a THIRD PARTY who receives CONFIDENTIAL INFORMATION of NEKTAR AL from COMPANY breaches any of the obligations of confidentiality in this Article 7, COMPANY agrees to enforce such provisions against such THIRD PARTY and the failure to enforce such provisions shall be a material breach as to which NEKTAR AL shall have the ability to terminate this AGREEMENT under Section 13.2, provided that the cure period shall be limited to thirty (30) days.

7.6 Irreparable Injury. The PARTIES acknowledge that either PARTY'S breach of this Article 7 would cause the other PARTY irreparable injury for which it would not have an adequate remedy at LAW. In the event of a breach, the nonbreaching PARTY shall be entitled to seek injunctive relief in addition to any other remedies it may have at LAW or in equity without necessity of posting a bond.

7.7 Return of CONFIDENTIAL INFORMATION. Each PARTY shall return or destroy all CONFIDENTIAL INFORMATION of the other PARTY in its possession upon termination or expiration of this AGREEMENT, except any CONFIDENTIAL INFORMATION that is necessary to allow such PARTY to perform or enjoy any of its rights or obligations that expressly survive the termination or expiration of this AGREEMENT.

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8. Regulatory Matters

8.1 In General. Upon completion of the RESEARCH PROGRAM, as between the PARTIES, COMPANY shall be responsible for the research, development, testing, use, manufacture, transport, storage, disposal of, commercialization and marketing of SELECTED PRODUCT and, except as specifically provided in this AGREEMENT, COMPANY shall bear all costs of doing so. As authorized in writing in advance by COMPANY, to the extent NEKTAR AL advances or incurs any of the costs contemplated in the preceding sentence, COMPANY shall reimburse NEKTAR AL for such costs within thirty (30) days after the date of any invoice therefor. Each PARTY shall promptly notify the other in writing of any information that comes to its attention concerning the safety or efficacy of SELECTED REAGENT and/or SELECTED PRODUCT and/or any PEG and/or any product conjugated to a PEG, including, without limitation, any threatened or pending action by any regulatory authority with respect thereto.

8.2 Specific Requirements. Without limiting the generality of Section 8.1, COMPANY shall learn and verify the hazards involved in using SELECTED REAGENT, including the Material Safety Data Sheet ("MSDS") therefor. COMPANY shall comply with safety instructions provided by NEKTAR AL. COMPANY shall warn COMPANY's freight handlers, SUBLICENSEES, customers and others who reasonably might be expected to come into contact with SELECTED REAGENT or SELECTED PRODUCT of any risks involved in using or handling SELECTED REAGENT or SELECTED PRODUCT, including providing them with the MSDS.

8.3 Complaints and Communications. COMPANY shall be responsible for handling all complaints and communications (including with regulatory authorities) relating to SELECTED PRODUCT. In addition to the foregoing, COMPANY shall promptly notify NEKTAR AL and make NEKTAR AL aware of the nature of any communications with or inspections by regulatory authorities relating to, or which could affect,

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SELECTED REAGENT, including any questions, complaints or comments ("INQUIRIES")
by regulatory authorities relating to or affecting SELECTED REAGENT. COMPANY shall provide NEKTAR AL with copies of any correspondence with regulatory authorities that relate to or could affect SELECTED REAGENT. COMPANY shall give NEKTAR AL sufficient opportunity to review and comment on any proposed response to any INQUIRIES prior to filing any such response, and shall give NEKTAR AL a copy of any final response so filed.

8.4 Adverse Reaction Reporting. To the extent permitted by LAW, each PARTY shall notify the other in writing of all information that comes to its attention concerning serious adverse events relating to SELECTED REAGENT or SELECTED PRODUCT. Such reports shall be provided to the other PARTY within forty-eight
(48) hours after receipt of the information in the case of any experience coincident with the use of SELECTED REAGENT or SELECTED PRODUCT, whether or not considered related to the SELECTED REAGENT or SELECTED PRODUCT, that suggests a significant hazard, contraindication, side effect or precaution or results in death, a life-threatening experience, inpatient hospitalization, prolongation of an existing hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect. Information concerning all other serious adverse events not covered by the preceding sentence (including those covered in summary reports that may be prepared annually by a PARTY covering product complaints and complaint handling) shall be provided on a semi-annual basis by each PARTY to the other.

9. Representations, Warranties; Covenants; Limitation of Liability

9.1 By Both PARTIES. Each PARTY represents and warrants to the other that as of the EFFECTIVE DATE to the best of its knowledge and belief: (a) it has the full corporate power to enter into and perform this AGREEMENT; (b) this AGREEMENT constitutes its legal, valid and binding obligation; (c) it has sufficient legal and/or beneficial title or other rights under its intellectual property rights to grant the licenses contained in this AGREEMENT; (d) each of such PARTY'S employees and officers has executed an agreement that requires such employee or officer to the extent permitted by law, to assign all INVENTIONS, PATENTS, and

KNOW-HOW made during the course of and as a result of the performance of such PARTY'S obligations under this AGREEMENT, to such PARTY; and (e) each of such PARTY'S employees and officers is subject to an executed agreement that requires such employee or officer to maintain as confidential any information CONTROLLED by such PARTY, or provided by the other PARTY, that is CONFIDENTIAL INFORMATION under this AGREEMENT.

9.2 By NEKTAR AL.

      9.2.1 As of the effective date of the license of Section 2.1, NEKTAR AL shall represent and warrant to COMPANY that, to the knowledge of NEKTAR AL, NEKTAR AL has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the NEKTAR AL PATENT RIGHTS, or the NEKTAR AL KNOW-HOW, with respect to SELECTED PRODUCT in a manner that conflicts and/or is inconsistent with the rights granted to COMPANY under this AGREEMENT.

      9.2.2 NEKTAR AL agrees that if during the TERM, NEKTAR AL assigns to an AFFILIATE any of the NEKTAR AL LICENSED TECHNOLOGY that is subject to the license grant provided for in Section 2.1 or Section 3.4 of this AGREEMENT, then COMPANY's license under such NEKTAR AL LICENSED TECHNOLOGY shall follow such assignment and COMPANY's license under such NEKTAR AL LICENSED TECHNOLOGY will not, as a result of such assignment, be diminished or impaired.

      9.2.3 As of the effective date of the license of Section 2.1, NEKTAR AL shall represent and warrant to COMPANY that to the knowledge of NEKTAR AL except for PATENTS AND PATENT APPLICATIONS licensed to COMPANY under Section 2.1, AFFILIATES of NEKTAR AL do not own any PATENTS or PATENT APPLICATIONS that if owned by NEKTAR AL as of such effective date would be NEKTAR AL PATENT RIGHTS licensed to COMPANY under 2.1 of the AGREEMENT.

9.3 Exclusion of Damages.

      9.3.1 EXCEPT FOR INTENTIONAL OR WILLFUL MISCONDUCT, AND EXCEPT FOR INTENTIONAL OR WILLFUL MATERIAL BREACH AS TO WHICH COMPANY HAS KNOWLEDGE AND HAS PROVIDED WRITTEN NOTICE THEREOF TO NEKTAR AL WITHIN FIVE (5) DAYS OF SUCH
KNOWLEDGE: (i) IN NO EVENT SHALL NEKTAR AL's LIABILITY ARISING OUT OF THE DEVELOPMENT, MANUFACTURE, SUPPLY, USE OR SALE OF SELECTED REAGENT OR SELECTED PRODUCT, EXCEED NEKTAR AL's OBLIGATION TO REPLACE THAT QUANTITY OF SELECTED REAGENT GIVING RISE TO THE LIABILITY, AND (ii) IN NO EVENT SHALL NEKTAR AL's LIABILITY ARISING OUT OF THIS AGREEMENT, EXCEED IN THE AGGREGATE, AN AMOUNT THAT IS EQUAL TO THE TOTAL AMOUNT PAID BY COMPANY UNDER THE RESEARCH PLAN. THE FOREGOING LIMITATION ON NEKTAR AL'S LIABILITY SHALL NOT APPLY WITH RESPECT TO THE AMOUNT OF ANY OVERPAYMENT OF ROYALTIES OR MILESTONES BY COMPANY TO NEKTAR AL HEREUNDER, PROVIDED SUCH OVERPAYMENT IS (X) NOTIFIED IN WRITING BY COMPANY TO NEKTAR AL PROMPTLY AFTER SUCH OVERPAYMENT IS DISCOVERED BY COMPANY, BUT IN NO EVENT LATER THAN 30 DAYS AFTER THE QUARTER IN WHICH SUCH OVERPAYMENT WAS MADE, OR (Y) REVEALED BY AN AUDIT AS PROVIDED FOR UNDER SECTION 6.2. IN THE EVENT OF SUCH OVERPAYMENT, NEKTAR AL SHALL CREDIT COMPANY WITH RESPECT TO FUTURE PAYMENTS OWED BY COMPANY TO NEKTAR AL HEREUNDER, TO THE EXTENT OF SUCH OVERPAYMENT

      9.3.2 NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY'S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

      9.3.3 Nothing in this Article 9 shall limit COMPANY's and/or NEKTAR AL'S indemnification obligation under Article 10 or recovery of damages for breach of
Article 7 or COMPANY's indemnification under Section 3.4.2 or Section 12.1.2.

9.4 Essential Basis. The limitation of liability and exclusion of damages under this AGREEMENT: (i) apply even if a PARTY had or should have had knowledge, actual or constructive, of the possibility of such damages; (ii) are a fundamental element of the basis of the bargain between the PARTIES and this AGREEMENT would not be entered into without such limitations and exclusions and
(iii) shall apply whether a claim is based on breach of contract, breach of warranty, tort (including negligence), product liability, strict liability or otherwise, and notwithstanding any failure of essential purpose of any limited remedy herein. Moreover, the exclusive remedies under this AGREEMENT are intended to be exclusive and the limitations of liability and the exclusion of damages under this AGREEMENT are intended to apply even if there is a total and fundamental breach of this AGREEMENT, and the essential purpose of these provisions is to limit the PARTIES' respective liabilities hereunder.

9.5 Covenant. COMPANY agrees that COMPANY will not use government funds to pay for work performed by NEKTAR AL (a) under the RESEARCH PROGRAM or (b) with respect to the development of the manufacturing process by NEKTAR AL pursuant to
Section 4.1 of this AGREEMENT, in either case, unless NEKTAR AL provides its prior written consent to the use of such government funds or monies for such purpose. COMPANY may use government funds (i) to purchase SELECTED REAGENT from NEKTAR AL under this AGREEMENT and/or (ii) to manufacture and sell SELECTED PRODUCT to the government, which SELECTED PRODUCT includes SELECTED REAGENT obtained from NEKTAR AL, and/or (ii) to pay NEKTAR AL for transfer of NEKTAR AL KNOW-HOW pursuant to Section 3.4.1 and 3.4.3 of this AGREEMENT. COMPANY may provide the government with the necessary information and data with respect to manufacture of SELECTED PRODUCT, provided that such use of government funds and/or the providing of such information and data does not breach the covenant of COMPANY set forth in the first sentence of this Section and provided further that COMPANY seek confidential treatment of any such information and data provided to the government.

      COMPANY covenants and agrees that the COMPANY will not grant any rights or licenses under this AGREEMENT to a THIRD PARTY, including, without limitation, any agency of the U.S. federal government other than as permitted by this AGREEMENT and/or as may be permitted by the MSA. Except as provided in the MSA, COMPANY may not authorize, or purport to authorize, the government (or any THIRD PARTY) to manufacture SELECTED REAGENT and/or to use, practice or otherwise exploit any intellectual property of NEKTAR AL for manufacture of SELECTED REAGENTS.

10. Indemnification; Insurance

10.1 Indemnity.

      10.1.1 By NEKTAR AL. NEKTAR AL shall defend, indemnify and hold COMPANY, COMPANY's AFFILIATES, COMPANY SUBLICENSEES and their respective shareholders, directors, officers, employees and agents (each, a "COMPANY INDEMNITEE") harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney's fees and costs of investigation and litigation, regardless of outcome) resulting from all claims, demands, actions and other proceedings by or on behalf of any THIRD PARTY (including any governmental authority) (collectively, "CLAIMS") to the extent arising from: (a) the breach of any representation, warranty (other than any warranty that SELECTED REAGENT conforms to SPECIFICATIONS), covenant or material obligation of NEKTAR AL under this AGREEMENT; or (b) the gross negligence, recklessness or willful misconduct of NEKTAR AL in the performance of its obligations under this AGREEMENT, or (c) any CLAIMS brought by an employee or contractor of NEKTAR AL, for personal injury or death or damage to property caused directly and proximately by such employee's or contractor's performance of the manufacture of SELECTED REAGENT for NEKTAR AL under this AGREEMENT, or (d) any CLAIMS brought by a THIRD PARTY for personal injury or death or damage to property, which personal injury, death or damage occurs as a direct and proximate result of an accident occurring at the facility of NEKTAR AL where the manufacture of SELECTED REAGENT is carried out under this AGREEMENT, except in each case (i) to the extent such claim, demand, action or proceeding arises from COMPANY's material breach of this AGREEMENT or a breach of any representation or warranty of COMPANY under this AGREEMENT, or the gross negligence, recklessness or willful misconduct of a COMPANY INDEMNITEE; or (ii) to the extent that COMPANY is obligated to indemnify NEKTAR AL under Section 10.1.2.

      10.1.2 By COMPANY. Subject to the limitations and exclusions set forth in
Section 9.3, COMPANY shall defend, indemnify and hold NEKTAR AL, NEKTAR AL AFFILIATES, and their respective shareholders, directors, officers, employees and agents (each, a "NEKTAR AL INDEMNITEE") harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney's fees and costs of investigation and litigation, regardless of outcome) resulting from all CLAIMS to the extent arising from: (a) the breach of any representation, warranty, covenant or material obligation of COMPANY under this AGREEMENT; (b) the development (including without limitation the conduct of clinical trials), manufacturing, testing, storage, handling, transportation, disposal, commercialization (including any recalls, field corrections or market withdrawals), marketing, distribution, promotion, sale or use of SELECTED PRODUCT by or for COMPANY or its SUBLICENSEES or any of their respective THIRD PARTY agents or subcontractors (including as a result of any illness, injury or death to persons, including employees, agents or contractors of COMPANY or its SUBLICENSEES, or damage to property); or (c) the gross negligence, recklessness or willful misconduct of COMPANY or its SUBLICENSEES or any of their respective THIRD PARTY agents or subcontractors in the performance of its or their obligations under this AGREEMENT, except in each case (i) to the extent such claim, demand, action or proceeding arises from NEKTAR AL's material breach of this AGREEMENT or the gross negligence, recklessness or willful misconduct of a NEKTAR AL INDEMNITEE and/or (ii) to the extent that NEKTAR AL is obligated to indemnify COMPANY under Section 10.1.1.

10.2 Procedures. If any CLAIM covered by Section 10.1 is brought: (i) the indemnified PARTY shall promptly notify the indemnifying PARTY in writing of such CLAIM, (ii) the indemnifying PARTY shall assume, at its cost and expense, the sole defense of such CLAIM through counsel selected by the indemnifying PARTY and reasonably acceptable to the other PARTY, except that those indemnified may at their option and expense select and be represented by separate counsel; provided that the indemnifying PARTY shall have the sole right to control such defense; (iii) the indemnifying PARTY shall maintain control of such defense and/or the settlement of such CLAIM; (iv) those indemnified may, at their option and expense, participate in such defense, and if they so participate, the indemnifying PARTY and those indemnified shall cooperate with one another in such defense, provided that the indemnifying PARTY shall have the sole right to control such defense; (v) the indemnifying PARTY will have authority to consent to the entry of any judgment, to enter into any settlement or otherwise to dispose of such CLAIM, and (vi) an indemnified PARTY may not consent to the entry of any judgment, enter into any settlement or otherwise to dispose of such CLAIM or admit liability with respect thereto without the prior written consent of the indemnifying PARTY.

10.3 Insurance. COMPANY, at its own expense, shall maintain comprehensive general liability insurance, including product liability insurance, in the minimum amount of [***] DOLLARS ($[***]) per occurrence, and [***] DOLLARS ($[***]) in the aggregate, with NEKTAR AL named as an additional insured, provided however that such aggregate shall be increased to [***] dollars ($[***]) when SELECTED PRODUCT is used in a human. Such policies shall include a provision that NEKTAR AL shall be given [***] days written notice prior to cancellation or material change in such a policy, except in the case of non-payment, which shall require at least [***] days notice. The insurance carriers must be rated A-, VII or better by A.M. Best Company. COMPANY shall maintain such insurance for so long as it continues to research or develop or commercialize SELECTED PRODUCT, and shall from time to time provide copies of certificates of such insurance to NEKTAR AL upon its request. If the insurance policy is written on a claims-made basis than the coverage must be kept in place for at least [***] years after the termination of this AGREEMENT.

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

11. INVENTIONS, KNOW-HOW and PATENTS

11.1 Existing Intellectual Property. Other than as expressly provided in this AGREEMENT, neither PARTY grants nor shall be deemed to grant any right, title or interest to the other PARTY in any PATENT, PATENT APPLICATION, KNOW-HOW or other intellectual property right CONTROLLED by such PARTY as of the EFFECTIVE DATE.

11.2 Disclosure. Each PARTY shall promptly disclose in writing to the other all INVENTIONS arising from the joint or separate activities (including any INVENTIONS first made, conceived or first reduced to practice as a result of such activities) of the PARTIES or their employees, agents, independent contractors or SUBLICENSEES; provided, however, NEKTAR AL shall not be obligated to disclose a SOLE INVENTION to the extent such SOLE INVENTION falls outside the scope of COMPANY CORE TECHNOLOGY owned by COMPANY and that COMPANY shall not be obligated to disclose a SOLE INVENTION to the extent such SOLE INVENTION falls outside the scope of NEKTAR AL CORE TECHNOLOGY owned by NEKTAR AL.

11.3 Ownership of INVENTIONS. Except as otherwise set forth in Sections 11.4 or 11.5, all INVENTIONS made solely by employees, agents, independent contactors or SUBLICENSEES of a PARTY (each, a "SOLE INVENTION") shall be the exclusive property of such PARTY. Except as otherwise set forth in Sections 11.4 or 11.5, if employees, agents, independent contractors or SUBLICENSEES of each of NEKTAR AL and COMPANY jointly develop any INVENTION (each, a "JOINT INVENTION"), COMPANY and NEKTAR AL shall each own an undivided one-half (1/2) interest in and to such JOINT INVENTION, and, subject to the exclusive licenses granted to COMPANY under this AGREEMENT, each PARTY shall have the right to freely exploit and grant licenses under any such JOINT INVENTION and any PATENT claiming such JOINT INVENTION without consent of or a duty of accounting to the other PARTY. For the avoidance of doubt, the determination as to whether an INVENTION has been "solely" or "jointly" made shall be based upon whether employees, agents, independent contractors or SUBLICENSEES of a PARTY would be or are properly named as an inventor on a corresponding PATENT APPLICATION under United States inventorship laws.

11.4 NEKTAR AL CORE TECHNOLOGY INVENTIONS. Any and all rights, title and interest in and to all SOLE INVENTIONS and JOINT INVENTIONS which fall within the scope of NEKTAR AL CORE TECHNOLOGY that are potentially patentable and/or as to which a patent application has been filed shall belong solely to NEKTAR AL ("NEKTAR AL CORE TECHNOLOGY INVENTIONS"). COMPANY hereby agrees to and hereby does, and shall, without additional consideration transfer and assign to NEKTAR AL all of its right, title and interest in and to such NEKTAR AL CORE TECHNOLOGY INVENTIONS and all intellectual property rights therein including enforcement rights, and, except for a government or government agency, shall require its employees, agents, independent contractors and SUBLICENSEES to so transfer and assign their right, title and interest therein to NEKTAR AL. NEKTAR AL shall be responsible, at its sole expense and discretion, and with the cooperation of COMPANY, for the filing, prosecution and maintenance of foreign and domestic PATENT APPLICATIONS and PATENTS covering such NEKTAR AL CORE TECHNOLOGY INVENTIONS. Any disputes arising from the foregoing or under Section 11.5 as to ownership shall be presented to the MANAGING COMMITTEE for discussion and resolution, provided neither PARTY shall have the right of final determination with respect to such dispute. In the event the MANAGING COMMITTEE cannot agree on the foregoing, either PARTY may seek remedy in accordance with Schedule VIII.

11.5 COMPANY CORE TECHNOLOGY INVENTIONS. Any and all rights, title and interest in and to all SOLE INVENTIONS and JOINT INVENTIONS which fall within the scope of COMPANY CORE TECHNOLOGY that are potentially patentable and/or as to which a patent application has been filed shall belong solely to COMPANY ("COMPANY CORE TECHNOLOGY INVENTIONS"). NEKTAR AL hereby agrees to and hereby does, and shall, without additional consideration transfer and assign to COMPANY all of its right, title and interest in and to any COMPANY CORE TECHNOLOGY INVENTIONS and all intellectual property rights therein including enforcement rights, and shall require its employees, agents, independent contractors to so transfer and assign their right, title and interest therein to COMPANY. COMPANY shall be responsible, at its sole expense and discretion, and with the cooperation of NEKTAR AL if requested by COMPANY, for the filing, prosecution and maintenance of foreign and domestic PATENT APPLICATIONS and PATENTS covering such COMPANY CORE TECHNOLOGY INVENTIONS.

11.6 Individual PATENT Filings. Each PARTY shall have sole discretion and right to prepare, file, prosecute, maintain and defend PATENT APPLICATIONS or PATENTS for INVENTIONS it solely owns under this AGREEMENT, and shall be responsible for related interference proceedings.

11.7 Joint PATENT Filings. With respect to all PATENT APPLICATIONS on JOINT INVENTIONS that are jointly owned by the PARTIES (i.e., JOINT INVENTIONS that have not been assigned nor are assignable to the other PARTY pursuant to Sections 11.4 and 11.5) (the "JOINT PATENT APPLICATIONS"), the PARTIES shall determine which PARTY shall be responsible for filing, prosecuting and maintaining PATENT APPLICATIONS and PATENTS on behalf of both PARTIES (the "RESPONSIBLE PARTY") based on a good faith determination of the relative contributions of the PARTIES to the INVENTION and the relative interests of the PARTIES in the INVENTION. At least twenty (20) days prior to the contemplated filing of such PATENT APPLICATION, the RESPONSIBLE PARTY shall submit a substantially completed draft of the JOINT PATENT APPLICATION to the other PARTY for its approval, which shall not be unreasonably withheld or delayed. Except as set forth below, the PARTIES shall share equally the costs of the preparation, filing, prosecution and maintenance of all JOINT PATENT APPLICATIONS. If either PARTY elects not to pay its portion of any shared costs for a JOINT PATENT APPLICATION or PATENT issuing therefrom, the other PARTY may proceed with such JOINT PATENT APPLICATION in its own name and at its sole expense, in which case the PARTY electing not to pay its share of costs hereby agrees to transfer and assign and shall transfer and assign its entire right, title and interest in and to such JOINT PATENT APPLICATION to the other PARTY and such INVENTION shall be treated as a SOLE INVENTION of the assignee for the purposes hereof.

11.8 The PARTIES recognize and agree that this Agreement is a "joint research agreement" under 35 U.S.C. 103(c)(3). The PARTIES further agree to cooperate to avail themselves and each other of the provisions of said section 35 U.S.C. 103(c) amended through the CREATE Act on December 10. 2004.

12. Infringement

12.1 Infringement of THIRD PARTY Rights.

      12.1.1 Notice. If the development, manufacture, use, import, sale or offer for sale of SELECTED PRODUCT or SELECTED REAGENT results in a claim for PATENT infringement by a THIRD PARTY, the PARTY to this AGREEMENT first having notice shall promptly notify the other PARTY in writing. The notice shall set forth the facts of the claim in reasonable detail.

      12.1.2 Indemnification by COMPANY. Except to the limited extent provided for in Section 12.1.3, COMPANY shall defend, indemnify and hold harmless each NEKTAR AL INDEMNITEE from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney's fees and costs of investigation and litigation, regardless of outcome) resulting from any claim that the development, manufacture, use, import, offer for sale or sale of SELECTED PRODUCT infringes a THIRD PARTY patent or misappropriates THIRD PARTY KNOW-HOW, and the provisions of Sections 10.1.2 and 10.3 shall apply with respect to any such claim to the same extent as though it were a CLAIM for which COMPANY has an obligation to defend, indemnify and defend NEKTAR AL under Section 10.1.2. In the event of a conflict between the provisions of Article 10 and this Section 12.1.2, the provisions of this Section 12.1.2 shall govern. NEKTAR AL shall cooperate with COMPANY at COMPANY's request and expense in such defense, and shall have the right to be represented by counsel of its own choice, at NEKTAR AL's expense.

      12.1.3 Limitation on Indemnity by COMPANY. COMPANY's obligations under
Section 12.1.2 shall not apply to the extent that (a) any infringement of a THIRD PARTY PATENT or misappropriation of THIRD PARTY KNOW -HOW results solely from the composition of matter or the manufacture of SELECTED REAGENT, or (b) the synthetic and/or analytical methods for the SELECTED PRODUCT at the laboratory scale used in the RESEARCH PROGRAM, which are transferred by NEKTAR AL to COMPANY pursuant to Section 3.4.1(ii), have been misappropriated by NEKTAR AL from a THIRD PARTY. Nothing in this Section 12.1.3 shall be deemed to limit COMPANY's obligations set forth in Section 3.4.2.

      12.1.4 Third Party Royalties. If either PARTY is required to pay royalties or any other payments to a THIRD PARTY because the composition of matter or method of making of the SELECTED REAGENT contained in the SELECTED PRODUCT infringes a PATENT of a THIRD PARTY in a particular country, then COMPANY shall pay such THIRD PARTY any royalties or other payments for a license under such PATENT necessary to use, manufacture, import, sell or offer for sale such SELECTED PRODUCT in such country. In the event that payment of such THIRD PARTY royalties in accordance with this Section 12.1.4 causes the total royalty payable by COMPANY to exceed the ORIGINAL ROYALTY cap, or any REVISED ROYALTY CAP, as applicable, then the terms of Sections 5.2.3 or 5.2.4 shall apply.

      12.1.5 Freedom to Operate Determination. Promptly after the selection of the SELECTED REAGENT, NEKTAR AL will provide to COMPANY any information, including any freedom to operate studies, then in NEKTAR AL's possession, relating to composition of matter or method of manufacturing the SELECTED REAGENT, and following COMPANY's receipt of such information but in no event later than 30 days following such receipt, COMPANY shall notify NEKTAR AL in writing whether or not COMPANY shall proceed with the use of such SELECTED REAGENT and along with such notification, shall provide to NEKTAR AL any and all freedom to operate studies that COMPANY may have conducted with respect to such SELECTED REAGENT, in each case, only after entering into a joint defense agreement or other agreement sufficient to preserve any privilege (including the attorney client privilege) held by either PARTY.

12.2 Infringement By THIRD PARTIES.

      12.2.1 Notice of Infringement. If any VALID CLAIM is infringed by a THIRD PARTY, or any NETKTAR AL KNOW-HOW utilized in the manufacture, use, import or sale of SELECTED REAGENT or SELECTED PRODUCT is misappropriated by a THIRD PARTY, the PARTY first having knowledge of such infringement or misappropriation shall promptly notify the other PARTY in writing. The notice shall set forth the facts of such infringement or misappropriation in reasonable detail.

      12.2.2 Prosecution of Actions Relating to SELECTED REAGENT.

            (a) NEKTAR AL shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of a VALID CLAIM or misappropriation of NEKTAR AL KNOW-HOW by reason of a THIRD PARTY'S manufacture, use, import, offer for sale or sale of SELECTED REAGENT using counsel of its own choice, at its own expense. COMPANY shall cooperate with NEKTAR AL at NEKTAR AL's request and expense in the prosecution of such action or proceeding. If NEKTAR AL determines that COMPANY is an indispensable PARTY to the action, COMPANY hereby consents to be joined. In such event, COMPANY shall have the right to be represented in that action by its own counsel and at its own expense.

            (b) If NEKTAR AL fails to bring an action or proceeding within a period of sixty (60) days after receiving written notice from COMPANY or otherwise having knowledge of such infringement or misappropriation by reason of a THIRD PARTY'S manufacture, use, import, offer for sale or sale of SELECTED REAGENT, COMPANY shall have the right to bring and control any such action using counsel of its own choice, and at its own expense. If COMPANY determines that NEKTAR AL is an indispensable PARTY to the action, NEKTAR AL hereby consents to be joined. In such event, NEKTAR AL shall have the right to be represented in such action by its own counsel at its own expense. No settlement, consent judgment or other voluntary final disposition of a suit under this Section 12.2.2 may be entered into without the joint consent of COMPANY and NEKTAR AL (which consent shall not be withheld or delayed unreasonably).

            (c) If either PARTY brings an action for infringement or misappropriation by a THIRD PARTY under this Section 12.2.2, any damages or other monetary awards or payments in settlement recovered by such PARTY shall be applied first to defray the costs and expenses incurred by both PARTIES in the action. If NEKTAR AL has brought the action, any remainder shall be retained by NEKTAR AL. If COMPANY has brought the action, any remainder shall be retained by COMPANY, except to the extent that damages are based on lost sales of COMPANY, in which event such amounts shall be deemed NET SALES and subject to the payment of royalties under this AGREEMENT.

      12.2.3 Prosecution of Actions Related to SELECTED PRODUCT.

            (a) Subject to NEKTAR AL's right under Section 12.2.2, COMPANY shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of NEKTAR AL PATENT RIGHTS or misappropriation of NEKTAR AL KNOW -HOW by reason of a THIRD PARTY'S manufacture, use, import, offer for sale or sale of SELECTED PRODUCT, using counsel of its own choice, at its own expense. NEKTAR AL shall cooperate with COMPANY at COMPANY's request and expense in the prosecution of such action or proceeding. If COMPANY reasonably determines that NEKTAR AL is an indispensable PARTY to the action, NEKTAR AL hereby consents to be joined. In such event, NEKTAR AL shall have the right to be represented in that action by its own counsel and at its own expense.

            (b) If COMPANY fails to bring an action or proceeding within a period of sixty (60) days after receiving written notice from NEKTAR AL of the possibility of a claim, or otherwise having knowledge of a claim described in Section 12.2.3(a), NEKTAR AL shall have the right, but not the obligation, to bring and control any such action using counsel of its own choice, at its own expense. If NEKTAR AL determines that COMPANY is an indispensable PARTY to the action, COMPANY hereby consents to be joined. In such event, COMPANY shall have the right to be represented in such action using counsel of its own choice, at its own expense. No settlement, consent judgment or other voluntary final disposition of a suit under this Section 12.2.3(b) may be entered into without the joint consent of NEKTAR AL and COMPANY (which consent shall not be withheld unreasonably).

            (c) If either PARTY brings an action for infringement or misappropriation by a THIRD PARTY under this Section 12.2.3 any damages or other monetary awards or payments in settlement recovered by such PARTY shall be applied first to defray the costs and expenses incurred by both PARTIES in the action. Any remainder shall be retained by the PARTY bringing such action, provided that if the remainder is retained by COMPANY, such remainder shall be treated as NET SALES subject to royalty under this AGREEMENT.

13. Term and Termination

13.1 Expiration. The term of this AGREEMENT (the "TERM") shall commence on the EFFECTIVE DATE and shall expire on a country-by-country basis upon the expiration of all royalty obligations in the applicable country, unless earlier terminated as provided herein.

13.2 Termination for Default. Each PARTY shall have the right to terminate this AGREEMENT for material breach by the other PARTY by providing written notice to the other PARTY, which notice shall specify the breach and notify the other PARTY that this AGREEMENT will be terminated if such breach is not cured. If the material breach is a payment breach and such payment is not made within [***] days of such notice or if the material breach is other than a payment breach, and such material breach is not cured in [***] days, then this AGREEMENT shall be terminated at the end of such [***] day period.

13.3 Voluntary Termination. COMPANY has the right within its sole discretion to terminate this AGREEMENT by [***] days prior written notice to NEKTAR AL.

13.4 Effect of Termination.

      13.4.1 The provisions of Sections 2.4, 3.5, 4.11 (with respect to amounts charged prior to termination), 6.1 - 6.5 (as to accrued amounts), 9.3, 9.4, 12.1.2, 12.1.3, 13.4, 17.1 - 17.8, and 17.10 - 17.12 and 17.14 and Articles 7,
8, 10, and 11 (and in each case together with any defined terms applicable to such provisions) shall survive termination of this AGREEMENT for any reason whatsoever.

      13.4.2 Notwithstanding anything in this AGREEMENT to the contrary, if this AGREEMENT is terminated for any reason whatsoever:

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                                                                   Page 60 of 70
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            (a)   COMPANY shall have the right to use or sell SELECTED PRODUCTS on hand on the date of such termination and to complete SELECTED PRODUCTS in the process of manufacture at the time of such termination and use or sell the same as if licensed under this AGREEMENT for a period of [***] months, provided that COMPANY shall submit the applicable royalty report, along with the royalty payments required by this AGREEMENT; provided that COMPANY's right to use or sell SELECTED PRODUCTS pursuant to this subsection (a) shall be at the discretion of NEKTAR AL if the AGREEMENT is terminated by NEKTAR AL for material breach of COMPANY; and

            (b) COMPANY shall continue to be obligated to purchase and shall purchase SELECTED REAGENT manufactured pursuant to any issued purchase orders pursuant to Article 4, and any SELECTED REAGENT so manufactured shall be invoiced to COMPANY in full and paid by COMPANY in accordance with the terms of this AGREEMENT; and

            (c) COMPANY shall be responsible for all unavoidable authorized costs and expenses, including arising out of those activities that would reasonably have been required by NEKTAR AL in order to meet COMPANY's requirements of SELECTED REAGENT, except if this AGREEMENT is terminated by COMPANY for material breach by NEKTAR AL; and,

            (d) COMPANY shall pay NEKTAR AL all accrued milestone payments and accrued royalties in accordance with the terms of this AGREEMENT.

      13.4.3 Subject to Section 13.4.2, if this AGREEMENT is terminated for any reason whatsoever, any licenses granted under this AGREEMENT shall automatically

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                                                                   Page 61 of 70
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terminate and all licensed rights shall revert in their entirety to the respective licensor and all obligations of each PARTY shall terminate except those that survive under Section 13.4.1. Subject to the limitations of liability and exclusions of damages provided for herein, termination of this AGREEMENT by a PARTY shall not be an exclusive remedy and all other remedies will be available to the terminating PARTY, in equity and at LAW.

14. Governance

14.1 MANAGING COMMITTEE.

            (i) To facilitate communication between the PARTIES during the RESEARCH PROGRAM, the PARTIES shall appoint a MANAGING COMMITTEE consisting of two (2) representatives from each of NEKTAR AL and COMPANY. The initial representatives are set forth on Schedule VI hereto. Each PARTY may replace its representatives on the MANAGING COMMITTEE by prior written notice to the other PARTY. The MANAGING COMMITTEE shall have such responsibilities as set forth herein and as the PARTIES may agree from time to time. The MANAGING COMMITTEE shall supervise the activities of the RESEARCH COMMITTEE; resolve issues referred by members of the RESEARCH COMMITTEE; make strategic decisions related to research and development activities in connection with the SELECTED PRODUCT and review the progress of research and development activities in connection with the SELECTED PRODUCT. The MANAGING COMMITTEE shall meet at such times and places, in person or by telephone conferencing or other electronic communication, as it shall determine to carry out its responsibilities; provided, that a meeting of the MANAGING COMMITTEE shall take place no later than thirty (30) days after the EFFECTIVE DATE.

            (ii) The MANAGING COMMITTEE shall operate by consensus with representatives of NEKTAR AL having one (1) collective vote and representatives of COMPANY having one (1) collective vote. If a dispute arises or there is not a unanimous vote regarding matters within the scope of responsibilities of the MANAGING COMMITTEE, and the MANAGING COMMITTEE fails to reach a consensus on its


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

resolution within thirty (30) days of when the dispute was presented to the MANAGING COMMITTEE or when a unanimous vote is not obtained, then the dispute shall be referred to the senior management representatives of each PARTY. If such senior management representatives fail to agree, then (a) NEKTAR AL shall have the right to resolve the dispute and/or cast the deciding vote on matters pertaining to (i) the choice of REAGENTS used in the PLAN but not the selection of a SELECTED REAGENT and (ii) after selection of a SELECTED REAGENT, the development and/or manufacture of the SELECTED REAGENT, and (b) COMPANY shall have the right to resolve the dispute and/or cast the deciding vote on all other matters, provided that resolution or decision does not require NEKTAR AL to allocate financial or personnel resources or manufacturing capacity not already provided for in the PLAN in effect at that time.

14.2 RESEARCH COMMITTEE. The MANAGING COMMITTEE shall appoint a RESEARCH COMMITTEE to plan and manage the research and development activities to be conducted in connection with the SELECTED PRODUCT pursuant to the RESEARCH PROGRAM and to facilitate communication on research and development issues between the PARTIES. Implementation of the RESEARCH PROGRAM and other day-to-day research and development activities shall be managed by the RESEARCH COMMITTEE, subject to oversight by the MANAGING COMMITTEE. The RESEARCH COMMITTEE shall be comprised of appropriate representatives of both PARTIES, and shall meet no less frequently than once a month in person or by teleconference as agreed upon by the PARTIES. Each PARTY shall appoint a RESEARCH PROGRAM team leader (and other key contacts, as necessary) to serve as principal RESEARCH COMMITTEE liaisons for the PARTIES. Employees of each PARTY who are not on the RESEARCH COMMITTEE may attend meetings of the RESEARCH COMMITTEE, as required to further the research and development of the SELECTED PRODUCT. The RESEARCH COMMITTEE shall operate by consensus with representatives of NEKTAR AL having one (1) collective vote and representatives of COMPANY having one (1) collective vote. Any disagreements between the PARTIES' representatives at the RESEARCH COMMITTEE level shall be referred to the MANAGING COMMITTEE. Members of the RESEARCH COMMITTEE will be notified by each PARTY to the other PARTY within twenty (20) days after the EFFECTIVE DATE.


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

14.3 Notwithstanding anything to the contrary herein, neither the MANAGING COMMITTEE nor the RESEARCH COMMITTEE shall have the right or power to amend the terms of this AGREEMENT or waive rights or obligations of the PARTIES hereunder, or take any action that would conflict with any provision of this AGREEMENT.

15. Assignment

      (a) Unless otherwise expressly permitted hereunder, neither PARTY may assign any of its rights or delegate any of its duties under this AGREEMENT without the prior written consent of the other PARTY, except that either PARTY may assign its rights and responsibilities hereunder without the other PARTY'S consent as part of: (i) either (a) the sale of all or substantially all of the assets or the entire business to which this AGREEMENT relates or (b) a merger, consolidation, reorganization or other combination with or into another person or entity; or (ii) the transfer or assignment to an AFFILIATE, in each case, pursuant to which the surviving entity or assignee assumes the assigning or merging PARTY'S obligations hereunder. Any assignment made in violation of this
Article 15 shall be null and void.

      (b) NEKTAR AL shall not assign or transfer PATENTS licensed to COMPANY under this AGREEMENT without making such assignment or transfer subject to the licenses granted under this AGREEMENT.

16. Notices

Any notice or other communication or payment herein required or permitted to be given shall be deemed sufficient if and when personally delivered in writing or if and when given by United States registered or certified mail, postage prepaid, return receipt requested, properly addressed to the respective addresses of the PARTIES as written below. Notices so given shall be effective


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upon the earlier to occur of (i) receipt by the PARTY to which notice is given, or (ii) the fourth (4th) business day following the date such notice was posted, whichever occurs first.

If to COMPANY, addressed to:

PharmAthene, Inc.
175 Admiral Cochrane Drive, Suite 101,
Annapolis, MD 21401
Attention: CEO

If to NEKTAR AL, addressed to:

NEKTAR Therapeutics AL, Corporation
1112 Church Street
Huntsville, AL 35801
Attention: Contract Management

With a copy to:

Nektar Therapeutics
150 Industrial Road
San Carlos, CA 94070-6256
Attention: Vice President, Corporate Legal

17. Miscellaneous

17.1 Force Majeure. Neither PARTY shall be held liable or responsible to the other PARTY nor be deemed to have defaulted under or breached this AGREEMENT for failure or delay in fulfilling or performing any term of this AGREEMENT to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected PARTY; provided, however, that the foregoing shall not be applied to excuse or delay any payment obligation of COMPANY under this AGREEMENT.

17.2 Severability. If any one or more of the provisions contained in this AGREEMENT is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the


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

PARTIES. The PARTIES shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this AGREEMENT.

17.3 Variation. This AGREEMENT may not be amended, varied or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each PARTY hereto.

17.4 Forbearance and Waiver. No waiver by a PARTY in respect of any breach shall operate as a waiver in respect of any subsequent breach. No forbearance, failure or delay by a PARTY in exercising any right or remedy shall operate as a waiver thereof, nor shall any single or partial forbearance, exercise or waiver of any right or remedy prejudice its further exercise of any right or remedy under this AGREEMENT or at LAW.

17.5 Counterparts. This AGREEMENT may be executed in more than one counterpart, each of which constitutes an original and all of which together shall constitute one enforceable agreement.

17.6 No Partnership. The relationship of the PARTIES is that of independent contractors and this AGREEMENT shall not operate so as to create a partnership or joint venture of any kind between the PARTIES.

17.7 Construction. The PARTIES have participated jointly in the negotiation and drafting of this AGREEMENT. In the event that an ambiguity or question of intent or interpretation arises, this AGREEMENT shall be construed as if drafted jointly by the PARTIES and no presumption or burden of proof shall arise favoring or disfavoring any PARTY by virtue of the authorship of any of the provisions of this AGREEMENT. Except where the context otherwise requires, where used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word "or" is used in the inclusive sense (and/or). The captions of this AGREEMENT are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this AGREEMENT or the intent of any provision contained in this AGREEMENT. The term "including" as used herein means including the generality of any description preceding such term.


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

17.8 Entire Agreement. This AGREEMENT and the Schedules attached hereto constitute the entire understanding between the PARTIES and supersedes any prior or contemporaneous written or oral understanding, negotiations or agreements between and among them respecting the subject matter hereof. This AGREEMENT shall be binding upon, and inure to the benefit of, the PARTIES and their respective successors and assigns.

17.9 Patent Marking and SELECTED PRODUCT Marking. COMPANY shall place appropriate NEKTAR AL patent and/or patent pending markings on SELECTED PRODUCT or the packaging therefor provided that NEKTAR AL provides to COMPANY the identity of such patents and the SELECTED PRODUCT and country for which marking is applicable. The content, form, size, location and language of such markings shall be in accordance with the laws, regulations, and practices of the country in which the applicable units of SELECTED PRODUCT is distributed. In the event that COMPANY believes that such marking is not in accordance with applicable law, rules or regulations, COMPANY shall inform NEKTAR AL and COMPANY shall not be required to mark the SELECTED PRODUCT unless COMPANY is indemnified by NEKTAR AL in writing with respect to any and all losses that may arise from such marking. COMPANY shall be responsible for all packaging (non-commercial and commercial) and labeling of SELECTED PRODUCT. To the extent allowed by the applicable laws and regulations, all SELECTED PRODUCT labeling, packaging and package inserts and any promotional materials associated with SELECTED PRODUCT shall carry, in a conspicuous location, the trademark of NEKTAR AL, the identity and style of which shall be selected by NEKTAR AL in its sole discretion, provided that such identity and style is reasonably acceptable to COMPANY. NEKTAR AL authorizes the use of its trademark pursuant to this Section 17.9.

17.10 Governing Law. All questions of inventorship will be determined in accordance with U.S. patent laws. In respect to all other PATENT rights, the


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

rights of the PARTIES will be governed by the laws of the jurisdiction in which the applicable PATENT is filed or granted. In all other respects, this AGREEMENT shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its choice of law rules that would require application of the law of another jurisdiction.

17.11 Termination of NON-DISCLOSURE AGREEMENT. All provisions of, rights granted and covenants made in the NON-DISCLOSURE AGREEMENT are hereby terminated and of no further force and effect and are superseded in their entirety by the provisions of, rights granted and covenants made in this AGREEMENT. The PARTIES acknowledge and agree that any disclosure made pursuant to the NON-DISCLOSURE AGREEMENT shall be governed by the terms and conditions of Article 7.

17.12 Compliance with Laws. COMPANY will comply with all LAWS in performing its obligations and exercising its rights hereunder, and NEKTAR AL will comply with all United States laws in performing its obligations and exercising its rights hereunder. Nothing in this AGREEMENT shall be deemed to permit COMPANY or its SUBLICENSEES to export, re-export or otherwise transfer any information or materials (including NEKTAR AL MATERIALS and SELECTED REAGENT) transferred hereunder or SELECTED PRODUCT manufactured therefrom without complying with LAWS.

17.13 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this AGREEMENT by one PARTY to the other PARTY are, for all purposes of Section 365(n) of Title 11, U.S. Code (the "BANKRUPTCY CODE"), licenses of rights to "intellectual property" as defined in the BANKRUPTCY CODE. As a licensee of such rights under this AGREEMENT, a PARTY shall retain and may fully exercise all of its rights and elections under the BANKRUPTCY CODE. If a BANKRUPTCY CODE case is commenced by or against a PARTY (the "BANKRUPTCY PARTY") and this AGREEMENT is rejected as provided in the BANKRUPTCY CODE and the BANKRUPTCY PARTY elects to retain its rights hereunder as provided in the BANKRUPTCY CODE, then the BANKRUPTCY PARTY (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a BANKRUPTCY CODE trustee) shall take such steps as are necessary to permit the other PARTY to exercise its rights under this AGREEMENT. All rights, powers and remedies of the non-BANKRUPTCY PARTY provided under this provision are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the BANKRUPTCY CODE) in the event of any such commencement of a bankruptcy proceeding by or against a BANKRUPTCY PARTY.

17.14 Export Restrictions. NEKTAR AL acknowledges and understands that the CONFIDENTIAL INFORMATION supplied by COMPANY with respect to this AGREEMENT are subject to the export control and sanctions laws and regulations of the United States and other applicable countries, including without limitation, the International Traffic in Arms Regulations, the Foreign Assets Control Regulations, and the Export Administration Regulations. Diversion contrary to United States and other laws is strictly prohibited. COMPANY will comply with all applicable laws and regulations and shall ensure, at its sole expense, that such CONFIDENTIAL INFORMATION are maintained, used disclosed, and transferred in accordance with United States and other applicable laws and regulations, including without limitation any restrictions on disclosures to non-United States persons, export license requirements, or reporting requirements.

                            Signature Page to Follow

IN WITNESS WHEREOF, the PARTIES hereto have caused their authorized representatives to execute this AGREEMENT by signing below:

Signed:
For and on behalf of:                         For and on behalf of:
NEKTAR Therapeutics AL, Corporation           PharmAthene, Inc.

Signature                                     Signature


/s/ Jennifer A. Filbey                        /s/ Richard Schoenfeld
----------------------------------            ----------------------------------
Name: Jennifer A. Filbey                      Name: Richard Schoenfeld
Title:  V.P., Business Development            Title:  V.P., Operations

                Signature Page for Research and License Agreement


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